TWENTY-SECOND SUPPLEMENTAL INDENTURE
dated as of June 15, 2009

This Twenty-Second Supplemental Indenture, dated as of the 15th day of June, 2009 between CMS Energy Corporation, a corporation duly organized and existing under the laws of the State of Michigan (hereinafter called the “Issuer”) and having its principal office at One Energy Plaza, Jackson, Michigan 49201, and The Bank of New York Mellon, a New York banking corporation (hereinafter called the “Trustee”) and having its Corporate Trust Office at 101 Barclay Street, New York, New York 10286.

WITNESSETH:

WHEREAS, the Issuer and the Trustee (ultimate successor to NBD Bank, National Association) entered into an Indenture, dated as of September 15, 1992 (the “Original Indenture”), pursuant to which one or more series of debt securities of the Issuer (the “Securities”) may be issued from time to time; and

WHEREAS, Section 2.3 of the Original Indenture permits the terms of any series of Securities to be established in an indenture supplemental to the Original Indenture; and

WHEREAS, Section 8.1(e) of the Original Indenture provides that a supplemental indenture may be entered into by the Issuer and the Trustee without the consent of any Holders (as defined in the Original Indenture) of the Securities to establish the form and terms of the Securities of any series; and

WHEREAS, the Issuer has requested the Trustee to join with it in the execution and delivery of this Twenty-Second Supplemental Indenture in order to supplement and amend the Original Indenture by, among other things, establishing the form and terms of a series of Securities to be known as the Issuer’s “5.50% Convertible Senior Notes due 2029” (the “2029 Notes”), providing for the issuance of the 2029 Notes and amending and adding certain provisions thereof for the benefit of the Holders of the 2029 Notes; and

WHEREAS, the Issuer and the Trustee desire to enter into this Twenty-Second Supplemental Indenture for the purposes set forth in Section 2.3 and Section 8.1(e) of the Original Indenture as referred to above; and

WHEREAS, the Issuer has furnished the Trustee with a copy of the resolutions of its Board of Directors certified by its Secretary or Assistant Secretary authorizing the execution of this Twenty-Second Supplemental Indenture; and

WHEREAS, all things necessary to make this Twenty-Second Supplemental Indenture a valid agreement of the Issuer and the Trustee and a valid supplement to the Original Indenture have been done;

NOW, THEREFORE, for and in consideration of the premises and the purchase of the 2029 Notes to be issued hereunder by Holders thereof, the Issuer and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the 2029 Notes, as follows:

ARTICLE I
STANDARD PROVISIONS; DEFINITIONS

SECTION 1.01. Standard Provisions. The Original Indenture together with this Twenty-Second Supplemental Indenture and all previous indentures supplemental thereto entered into pursuant to the applicable terms thereof are hereinafter sometimes collectively referred to as the “Indenture.” All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture.

SECTION 1.02. Definitions.

(a) The following terms have the meanings set forth in the Sections hereof set forth below:

Term	Section
Additional Interest	7.04
Additional Shares	10.05	(a)
Adjustment Event	10.06	(g)
Averaging Period	10.06(a	)(5)
Cash Amount	10.03(a)(2	)(A)
Conversion Date	10.02
Conversion Notice	10.02
Conversion Settlement Amount	10.03	(a)
Depositary	Article XI
Determination Date	10.06	(g)
Distribution Notice	10.01	(b)
Dividend Threshold Amount	10.06(a	)(4)
DTC	2.03
Effective Date	10.05	(a)
Events of Default	7.01
Expiration Date	10.06(a	)(5)
Fundamental Change Repurchase Date	4.01	(a)
Fundamental Change Repurchase Price	4.01	(a)
Global Note	Article XI
Indenture	1.01; 2.04
Interest Payment Date	2.03
Issuer	Preamble; 2.03
Issuer Repurchase Notice	4.03
Lien	5.02
Original Indenture	Recitals
Original Issue Date	2.03
Place of Payment	2.03
Record Date	2.03
Redemption Price	3.01
Reference Property	10.07
Reorganization Event	10.07
Reporting Obligations	7.04
Repurchase Date	4.02	(a)
Repurchase Notice	4.01	(c)
Repurchase Price	4.02	(a)
Securities	Recitals
Spin-Off	10.06(a	)(3)
Stated Maturity	2.01(a); 2.03
Stock Price	10.05	(b)
Trustee	Preamble; 2.04
2029 Notes	Recitals; 2.04
Valuation Period	10.06(a	)(3)

(b) Section 1.1 of the Original Indenture is amended to insert the new definitions solely applicable to the 2029 Notes and to replace, solely with respect to the 2029 Notes (but not with respect to any other series of Securities), any existing definitions (as applicable) in the Original Indenture, in the appropriate alphabetical sequence, as follows:

“Bid Solicitation Agent” means an independent nationally recognized securities dealer selected by the Issuer to solicit market bid quotations for the 2029 Notes, which shall in no event be an Affiliate of the Issuer.

“Board of Directors” means either the Board of Directors of the Issuer or, other than in the case of the definition of Continuing Directors, any committee of such Board duly authorized to act on its behalf.

“Business Day” means any day on which banking institutions in New York, New York are not authorized or required by law or regulation to close.

“Capital Lease Obligation” of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or Letter Stock.

“Closing Sale Price” of any share of Common Stock on any Trading Date means:

(i) the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is traded; or

(ii) if the Common Stock is not listed on a U.S. national or regional securities exchange, the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on that date as reported by Pink OTC Markets Inc. or similar organization; or

(iii) if the Common Stock is not so quoted by Pink OTC Markets Inc. or similar organization, as determined by a nationally recognized securities dealer retained by the Issuer for that purpose.

The Closing Sale Price shall be determined without reference to extended or after hours trading.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor legislation.

“Consolidated Assets” means, at any date of determination, the aggregate assets of the Issuer and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Current Liabilities” means, for any period, the aggregate amount of liabilities of the Issuer and its Consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (i) eliminating all inter-company items between the Issuer and any Consolidated Subsidiary and (ii) deducting all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

“Consolidated Net Tangible Assets” means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of the Issuer and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of: (i) Consolidated Current Liabilities; (ii) minority interests in Consolidated Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary; (iii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by resolutions of the Board of Directors; (iv) any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (vi) treasury stock; and (vii) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

“Consolidated Subsidiary” means any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Issuer in accordance with generally accepted accounting principles.

“Consumers” means Consumers Energy Company, a Michigan corporation and wholly-owned Subsidiary of the Issuer.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Original Issue Date or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such new director’s nomination or election.

“Conversion Agent” means the office or agency designated by the Issuer where 2029 Notes may be presented for conversion. Initially, the Conversion Agent shall be the Trustee.

“Conversion Period” means the period of 20 consecutive Trading Days:

(i) if the Issuer has called the 2029 Notes delivered for conversion for redemption, ending one Trading Day immediately preceding the Redemption Date;

(ii) with respect to conversion notices received during the period beginning 25 scheduled Trading Days preceding Stated Maturity and ending one Business Day preceding Stated Maturity, beginning on the 22nd scheduled Trading Day immediately preceding Stated Maturity; and

(iii) in all other cases, beginning on and including the third Trading Day following the Issuer’s receipt of a Holder’s Conversion Notice.

“Conversion Price” on any date of determination means $1,000 divided by the effective Conversion Rate in effect on that day.

“Conversion Rate” means the number of shares of Common Stock into which each $1,000 principal amount of 2029 Notes is convertible, which is initially 69.1443, subject to adjustments as set forth herein.

“Conversion Value” means, for every $1,000 principal amount of a 2029 Note being converted, an amount equal to the sum of the Daily Conversion Values for each of the 20 Trading Days in the Conversion Period.

“Daily Conversion Value” means, for any Trading Day during the Conversion Period, one-twentieth (1/20) of the product of (i) the effective Conversion Rate on that day and (ii) the VWAP of the Common Stock (or the consideration into which the Common Stock has been converted in connection with transactions to which Section 10.07 hereof is applicable) on such day.

“Enterprises” means CMS Enterprises Company, a Michigan corporation and wholly-owned Subsidiary of the Issuer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor legislation.

“Ex-Date” means, in respect of a dividend or distribution to holders of Common Stock, the first date on which a sale of the Common Stock does not automatically transfer the right to receive the relevant dividend or distribution from the seller of such Common Stock to the buyer of such Common Stock.

“Fair Market Value” means the amount that a willing buyer would pay a willing seller in an arm’s length transaction, as determined by the Board of Directors.

“Fiscal Quarter” means, with respect to the Issuer, the fiscal quarter publicly disclosed by the Issuer.

“Fundamental Change” means the occurrence of any of the following after the original issuance of the 2029 Notes:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), other than the Issuer, any Subsidiary or any employee benefit plan of the Issuer or any such Subsidiary, becomes the “beneficial owner” (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Issuer’s Capital Stock that is at the time entitled to vote by the holder thereof in the election of the Board of Directors (or comparable body);

(2) the first day on which a majority of the members of the Board of Directors are not Continuing Directors;

(3) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(4) the consolidation or merger of the Issuer with or into any other “person” (as this term is used in Section 13(d)(3) of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Issuer’s assets and those of its Subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(a) any transaction:

(i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Issuer’s Capital Stock; and

(ii) pursuant to which the holders of 50% or more of the total voting power of all shares of the Issuer’s Capital Stock entitled to vote generally in elections of directors of the Issuer immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all             shares of the Issuer’s Capital Stock entitled to vote generally in elections of directors of the continuing or surviving Person immediately after giving effect to such transaction; or

(b) any merger primarily for the purpose of changing the Issuer’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding             shares of Common Stock solely into shares of common stock of the surviving entity; or

(5) the termination of trading of the Common Stock, which will be deemed to have occurred if the Common Stock or other common stock into which the 2029 Notes are convertible is neither listed for trading on a United States national securities exchange nor approved for quotation on any United States system of automated dissemination of quotations of securities prices.

Notwithstanding the foregoing, any transaction or event described in clauses (1) through (5) above shall not constitute a Fundamental Change if, in connection with such transaction or event, or as a result therefrom, a transaction described in clause (1) or clause (4) above occurs (without regard to any exclusion to such clause described in subclause (a) (i) or (ii) of clause (4)) and at least 90% of the consideration paid for the Common Stock (excluding cash payments for fractional shares, cash payments made pursuant to dissenters’ appraisal rights and cash dividends) consists of shares of common stock (or depositary receipts in respect thereof) traded on any of the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors) (or will be so traded immediately following the completion of the merger or consolidation or such other transaction) and, as a result of such transaction, the 2029 Notes become convertible into a combination of cash (in respect of the Cash Amount) and Reference Property.

“Indebtedness” of any Person means, without duplication:

(i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(ii) all Capital Lease Obligations of such Person;

(iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(v) all obligations of the type referred to in clauses (i) through (iv) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and

(vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

“interest” means, when used with reference to the 2029 Notes, any interest payable under the terms of the 2029 Notes, including Additional Interest, if any.

“Letter Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is intended to reflect the separate performance of certain of the businesses or operations conducted by such corporation or any of its subsidiaries.

“Market Disruption Event” means (i) a failure by the securities exchange or market referenced in the definition of Trading Day to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any Trading Day for the Common Stock of an aggregate one-half hour of suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by a stock exchange or otherwise) in the Common Stock or in any option contracts or futures contracts relating to the Common Stock.

“Non-Stock Change of Control” means a transaction described under clause (1) or clause (4) in the definition of Fundamental Change pursuant to which 10% or more of the consideration for Common Stock (other than cash payments for fractional shares, if applicable, and cash payments made in respect of dissenters’ appraisal rights) in such Fundamental Change transaction consists of cash or securities (or other property) that are not shares of common stock (or depositary receipts in respect thereof) traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of or interest on any of the 2029 Notes on behalf of the Issuer. Initially, the Paying Agent shall be the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Predecessor 2029 Note” of any particular 2029 Note means every previous 2029 Note evidencing all or a portion of the same debt as that evidenced by such particular 2029 Note; and, for the purposes of the definition, any 2029 Note authenticated and delivered under Section 2.9 of the Original Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen 2029 Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen 2029 Note.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Redemption Date” means, with respect to any redemption of 2029 Notes, the date of redemption with respect thereto (which shall be a Business Day).

“Restricted Subsidiary” means any Subsidiary (other than Consumers and its Subsidiaries) of the Issuer which, as of the date of the Issuer’s most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of the Issuer and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors; provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default or event that, with the lapse of time or giving of notice or both, would constitute an Event of Default would exist, and (i) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any State thereof, (ii) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by the Issuer or a Restricted Subsidiary and (iii) such Restricted Subsidiary must be a Consolidated Subsidiary.

“Schedule TO” means a Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor legislation.

“Support Obligations” means, for any Person, without duplication, any financial obligation, contingent or otherwise, of such Person guaranteeing or otherwise supporting any debt or other obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt, (iv) to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt), or (v) to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

“Trading Day” means a day during which:

(i) trading in the Common Stock generally occurs;

(ii) there is no Market Disruption Event; and

(iii) a closing sale price for the Common Stock is provided on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded.

“Trading Price” means, with respect to a 2029 Note on any date of determination, the average of the secondary market bid quotations per $1,000 principal amount of 2029 Notes obtained by the Bid Solicitation Agent for $5,000,000 principal amount of 2029 Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers selected by the Issuer, which may include one or more of the Underwriters; provided that if at least two such bids cannot reasonably be obtained by the Bid Solicitation Agent, but one such bid can reasonably be obtained by the Bid Solicitation Agent, then that one bid shall be used; and provided further that, if the Bid Solicitation Agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of 2029 Notes from an independent nationally recognized securities dealer or, in the Issuer’s reasonable judgment, the bid quotations are not indicative of the secondary market value of the 2029 Notes, then, for the purpose of determining the convertibility of the 2029 Notes only pursuant to Section 10.01(a)(8) hereof, the Trading Price per $1,000 principal amount of 2029 Notes shall be deemed to be less than 95% of the product of (a) the Conversion Rate in effect on such determination date and (b) the Closing Sale Price of a share of Common Stock on such determination date.

“Trust Indenture Act” means the Trust Indenture Act of 1939 and the rules and regulations promulgated thereunder, as in force on the date of this Twenty-Second Supplemental Indenture.

“Underwriters” means Barclays Capital Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wachovia Capital Markets, LLC.

“Underwriting Agreement” means that certain Underwriting Agreement, dated June 9, 2009, among the Issuer and the Underwriters relating to the 2029 Notes.

“Voting Stock” means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

“VWAP” for the Common Stock means, with respect to any Trading Day, the per share volume-weighted average price of the Common Stock as displayed on Bloomberg (or any successor service) page CMS.N <EQUITY> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day, or, if such price is unavailable, the market value per share of the Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Issuer, which may be one of the Underwriters. VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

ARTICLE II
DESIGNATION AND TERMS OF THE 2029 NOTES; FORMS

SECTION 2.01. Establishment of Series.

(a) There is hereby created a series of Securities to be known and designated as the “5.50% Convertible Senior Notes due 2029” to be issued in aggregate principal amount of $172,500,000. Additional Securities, without limitation as to amount, having substantially the same terms as the 2029 Notes (except a different issue date, a different issue price and bearing interest from the last Interest Payment Date to which interest has been paid or duly provided for on the 2029 Notes, and, if no interest has been paid, from June 15, 2009), may also be issued by the Issuer pursuant to the Indenture without the consent of the existing Holders of the 2029 Notes; provided, that such additional Securities must be part of the same issue as the 2029 Notes for United States federal income tax purposes. Such additional Securities shall be part of the same series as the 2029 Notes. The “Stated Maturity” of the 2029 Notes is June 15, 2029; the principal amount of the 2029 Notes shall be payable on such date unless the 2029 Notes are earlier converted, redeemed or purchased in accordance with the terms of the Indenture.

(b) The 2029 Notes will bear interest from the Original Issue Date, or from the most recent date to which interest has been paid or duly provided for, at the rate of 5.50% per annum stated therein until the principal thereof is paid or made available for payment. Interest will be payable semi-annually on each Interest Payment Date and at Maturity, as provided in the form of the 2029 Note in Section 2.03 and Section 2.04 hereof.

(c) The Record Date referred to in Section 2.3(f)(4) of the Original Indenture for the payment of the interest on any 2029 Note payable on any Interest Payment Date (other than on the Stated Maturity) shall be the June 1 and December 1 next preceding the relevant Interest Payment Date (whether or not a Business Day) except that interest payable on the Stated Maturity shall be paid to the Person to whom the principal amount is paid.

(d) The payment of the principal of, and interest on, the 2029 Notes shall not be secured by a security interest in any property.

(e) The 2029 Notes shall be redeemable at the option of the Issuer, in whole or in part, as provided in Article III hereof. The 2029 Notes shall be purchased by the Issuer at the option of the Holders thereof as provided in Article IV hereof.

(f) The 2029 Notes shall be convertible in accordance with the terms of this Twenty-Second Supplemental Indenture.

(g) The 2029 Notes will not be subordinated to the payment of Senior Debt.

(h) The Issuer will not pay any additional amounts on the 2029 Notes held by a Person who is not a U.S. person (as defined in Regulation S under the Securities Act) in respect of any tax, assessment or government charge withheld or deducted.

(i) The events specified in Events of Default with respect to the 2029 Notes shall include the events specified in Article VII hereof. In addition to the covenants set forth in Article Three of the Original Indenture, the Holders of the 2029 Notes shall have the benefit of the covenants of the Issuer set forth in Article V hereof. The provisions of Section 9.1 and Section 9.2 of the Original Indenture shall be amended and restated solely with respect to the 2019 Notes as specified in Article VI hereof.

(j) The 2029 Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(k) The provisions of Article VIII, Article IX and Article XI hereof shall apply to the 2029 Notes as specified therein.

(l) The Issuer shall pay interest on:

(i) any Global Notes by wire transfer of immediately available funds to the account of the Depositary or its nominee;

(ii) any 2029 Notes in certificated form having a principal amount of less than $2,000,000, by check mailed to the address of the Person entitled thereto as it appears in the Security Register, provided, however, that, at Maturity, interest will be payable in the same manner as payment of the principal amount of the 2029 Notes; and

(iii) any 2029 Notes in certificated form having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the Holder of such 2029 Notes duly delivered to the Trustee at least five Business Days prior to the relevant Interest Payment Date, provided, however, that, at Maturity, interest will be payable in the same manner as payment of the principal amount of the 2029 Notes.

(m) Any 2029 Notes or portion thereof surrendered for conversion after 5:00 p.m., New York City time, on the regular Record Date for any Interest Payment Date but prior to the applicable Interest Payment Date shall be accompanied by payment, in immediately available funds or other funds acceptable to the Issuer, of an amount equal to the interest otherwise payable on such Interest Payment Date (excluding any Additional Interest) on the principal amount being converted; provided that no such payment need be made:

(i) with respect to conversions following the regular Record Date immediately preceding Stated Maturity;

(ii) with respect to conversions following the regular Record Date immediately preceding a Redemption Date that falls on or prior to the Interest Payment Date to which such regular Record Date relates, if the Issuer has given notice of a redemption of such 2029 Notes pursuant to Section 3.02 hereof;

(iii) with respect to conversions during such period if the Issuer has given notice of a Fundamental Change Repurchase Date falling during such period pursuant to Section 4.03 hereof; or

(iv) with respect to any overdue interest, if overdue interest exists at the time of conversion with respect to such 2029 Notes.

SECTION 2.02. Forms Generally. The 2029 Notes and Trustee’s certificate of authentication shall be in substantially the form set forth in this Article II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such 2029 Notes, as evidenced by their execution thereof.

The definitive 2029 Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the officers executing such 2029 Notes, as evidenced by their execution thereof.

SECTION 2.03. Form of Face of 2029 Note.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.

Unless this Global Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to CMS Energy Corporation or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of a nominee of DTC or in such other name as is requested by an authorized representative of DTC (and any payment is made to such nominee of DTC or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof has an interest herein.

CMS ENERGY CORPORATION
5.50% CONVERTIBLE SENIOR NOTES DUE 2029

No. 1 $172,500,000

CUSIP No.: 125896 BD1

ISIN No.: US125896BD14

CMS Energy Corporation, a corporation duly organized and existing under the laws of the State of Michigan (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of One Hundred Seventy-Two Million Five Hundred Thousand Dollars on June 15, 2029 (“Stated Maturity”) and to pay interest thereon from June 15, 2009 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on June 15 and December 15 in each year, commencing on December 15, 2009 (each an “Interest Payment Date”), to the Persons in whose names the 2029 Notes are registered at 5:00 p.m., New York City time, on the June 1 and December 1 next preceding the relevant Interest Payment Date (each a “Record Date”), and on the Stated Maturity, to the Person to whom the principal amount is paid, at the rate of 5.50% per annum, until the principal hereof is paid or made available for payment. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this 2029 Note (or one or more Predecessor 2029 Notes) is registered at 5:00 p.m., New York City time, on a subsequent record date (which shall be not less than five Business Days prior to the date of payment of such defaulted interest) for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of 2029 Notes not less than 15 calendar days preceding such subsequent Record Date.

Payment of the principal of and interest on this 2029 Note will be made at the office or agency of the Issuer maintained for that purpose in New York, New York (the “Place of Payment”), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or in such other manner as is specified in the Indenture.

Reference is hereby made to the further provisions of this 2029 Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this 2029 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

Dated:

CMS ENERGY CORPORATION

By
Its:

By
Its:

SECTION 2.04. Form of Reverse of 2029 Note.

This 5.50% Convertible Senior Note due 2029 is one of a duly authorized issue of securities of the Issuer (herein called the “2029 Notes”), issued and to be issued under an Indenture, dated as of September 15, 1992 (as supplemented by the Twenty-Second Supplemental Indenture, dated as of June 15, 2009 and as further amended or supplemented from time to time, the “Indenture”), between the Issuer and The Bank of New York Mellon, a New York banking corporation (ultimate successor to NBD Bank, National Association), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, and the Holders of the 2029 Notes and of the terms upon which the 2029 Notes are, and are to be, authenticated and delivered. This 2029 Note is one of the series designated on the face hereof, issued in an initial aggregate principal amount of $172,500,000. Additional Securities, without limitation as to amount, having substantially the same terms as the 2029 Notes (except a different issue date, a different issue price and bearing interest from the last Interest Payment Date to which interest has been paid or duly provided for on the 2029 Notes, and, if no interest has been paid, from June 15, 2009), may also be issued by the Issuer pursuant to the Indenture without the consent of the existing Holders of the 2029 Notes; provided, that such additional Securities must be part of the same issue as the 2029 Notes for United States federal income tax purposes. Such additional Securities shall be part of the same series as the 2029 Notes.

The Issuer shall pay Additional Interest as provided for, and under the circumstances specified in, Section 7.04 of the Indenture.

The Issuer shall pay interest (to the extent lawful) on overdue principal, Redemption Price, Fundamental Change Repurchase Price, Repurchase Price or interest at the rate per annum borne by the 2029 Notes plus 1%, which interest shall accrue from the date such overdue amount was due to the date payment of such amount, including interest thereon, has been made or duly provided for; all such interest shall be payable on demand.

No sinking fund is provided for the 2029 Notes.

The 2029 Notes will not be redeemable at the option of the Issuer prior to June 20, 2014. At any time on or after June 20, 2014, the 2029 Notes will be redeemable at the option of the Issuer, in whole or in part, on not less than 25 scheduled Trading Days nor more than 40 scheduled Trading Days’ prior notice, at the Redemption Price specified in the Indenture. In the event of redemption of this 2029 Note in part only, a new 2029 Note for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof. 2029 Notes may be redeemed in part but only in integral multiples of $1,000 principal amount and only if the unredeemed principal amount is in an authorized denomination.

If a Fundamental Change occurs at any time prior to the Stated Maturity of the 2029 Notes, this 2029 Note will be subject to a repurchase, at the option of the Holder, on a Fundamental Change Repurchase Date, specified by the Issuer, that is not less than 20 Business Days nor more than 35 Business Days after notice thereof, at the Fundamental Change Repurchase Price specified in the Indenture.

Subject to the terms and conditions of the Indenture, each Holder shall have the right, at such Holder’s option, to require the Issuer to repurchase all or any portion of the 2029 Notes held by such Holder, on June 15, 2014, June 15, 2019 and June 15, 2024 at a Repurchase Price specified in the Indenture.

Subject to the conditions and procedures set forth in the Indenture (and, if converted prior to June 30, 2027, upon satisfaction of conditions and during the periods specified in the Indenture), a Holder may convert 2029 Notes on or prior to 5:00 p.m., New York City time, on the Business Day immediately preceding Stated Maturity, based on shares of Common Stock at the Conversion Rate. The initial Conversion Rate is 69.1443 shares of Common Stock per $1,000 principal amount of 2029 Notes, subject to adjustment in the circumstances described in the Indenture. Upon conversion, the Issuer will pay cash and, if applicable, shares of Common Stock based on Daily Conversion Values calculated on a proportionate basis for each day of the 20-day Conversion Period. The Issuer shall deliver cash in lieu of any fractional share of Common Stock in the manner specified in the Indenture.

If an Event of Default with respect to this 2029 Note shall occur and be continuing, the principal of this 2029 Note may be declared due and payable in the manner and with the effect provided in the Indenture.

In any case where any Interest Payment Date, Redemption Date, Repurchase Date, Stated Maturity or Maturity of any 2029 Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or this 2029 Note) payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, Repurchase Date or Stated Maturity or at Maturity; provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date, Repurchase Date, Stated Maturity or Maturity, as the case may be, to such Business Day.

The Trustee and the Paying Agent shall return to the Issuer upon written request any money or property held by them for the payment of any amount with respect to the 2029 Notes that remains unclaimed for two years, provided, however, that the Trustee or such Paying Agent, before being required to make any such return, shall at the expense of the Issuer cause to be published once in a newspaper of general circulation in The City of New York or mail to each such Holder notice that such money or property remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication or mailing, any unclaimed money or property then remaining shall be returned to the Issuer. After return to the Issuer, Holders entitled to the money or property must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another Person.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of all outstanding 2029 Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in principal amount of Securities of all series (including the 2029 Notes) then outstanding and affected (voting as one class).

The Indenture permits the Holders of a majority in principal amount of Securities of all series at the time outstanding with respect to which a default shall have occurred and be continuing (voting as one class) to waive on behalf of the Holders of all outstanding Securities of such series any past default by the Issuer, provided that no such waiver may be made with respect to a default in the payment of the principal of or the interest on any Security of such series, in the payment of the Redemption Price on the Redemption Date in connection with a redemption by the Issuer or the Repurchase Price on a Repurchase Date in connection with a Holder exercising its repurchase rights or in the conversion of the 2029 Notes into cash and, if applicable, shares of Common Stock in the manner required by the Indenture, or the default by the Issuer in respect of certain covenants or provisions of the Indenture, the modification or amendment of which must be consented to by the Holder of each outstanding Security of each series affected.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any 2029 Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, the Holders of not less than 25% in principal amount of the outstanding Securities of each affected series (voting as one class) shall have made written request, and offered reasonable indemnity against costs, expenses and liabilities, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Securities of each affected series (voting as one class) a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or any interest on this 2029 Note on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this 2029 Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this 2029 Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this 2029 Note is registrable in the Security Register, upon surrender of this 2029 Note for registration of transfer at the office or agency of the Issuer in any place where the principal of and interest on this 2029 Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new 2029 Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The 2029 Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, 2029 Notes are exchangeable for a like aggregate principal amount of 2029 Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Issuer shall not be required to (i) issue, exchange or register the transfer of this 2029 Note for a period of 15 days next preceding the mailing of the notice of redemption of 2029 Notes or (ii) exchange or register the transfer of any 2029 Note or any portion thereof selected, called or being called for redemption, except in the case of any 2029 Note to be redeemed in part, the portion thereof not so to be redeemed.

Prior to due presentment of this 2029 Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this 2029 Note is registered as the owner hereof for all purposes, whether or not this 2029 Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this 2029 Note without definition which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In case of any conflict between this 2029 Note and the Indenture, the provisions of the Indenture shall control.

SECTION 2.05. Form of Trustee’s Certificate of Authentication. The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON,

as Trustee

By
Authorized Officer

SECTION 2.06. Form of Conversion Notice.

FORM OF CONVERSION NOTICE

TO: CMS ENERGY CORPORATION

THE BANK OF NEW YORK MELLON, as Trustee

The undersigned registered owner of this 2029 Note hereby irrevocably exercises the option to convert this 2029 Note, or the portion thereof below designated (provided, that any unconverted portion of this 2029 Note is in an authorized denomination), into cash and, if applicable, shares of Common Stock of CMS Energy Corporation, in accordance with the terms of the Indenture referred to in this 2029 Note, and directs that the check in payment for cash and the shares, if any, issuable and deliverable upon such conversion, deliverable upon conversion or for fractional shares and any 2029 Notes representing any unconverted principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. If shares or any portion of this 2029 Note not converted are to be issued in the name of a person other than the undersigned, the undersigned will provide the appropriate information below and pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest accompanies this 2029 Note.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

Fill in the registration of shares of Common Stock, if any, if to be issued, and 2029 Notes if to be delivered, and the person to whom cash, if any, and payment for fractional shares is to be made, if to be issued, delivered or made other than to and in the name of the registered holder:

Please print name and address

(Name)

(Street Address)

(City, State and Zip Code)

Principal amount to be converted (if less than all): $

Social Security or Other Taxpayer Identification Number:

NOTICE: The signature on this Conversion Notice must correspond with the name as written upon the face of the 2029 Notes in every particular without alteration or enlargement or any change whatever.

SECTION 2.07. Rights of Trustee. The Trustee shall not be deemed to have notice, or be charged with knowledge, of any event requiring notice under the Indenture unless the Trustee shall have received from the Issuer or other requisite party such notice in writing.

ARTICLE III
REDEMPTION OF 2029 NOTES

SECTION 3.01. Optional Redemption of 2029 Notes. Prior to June 20, 2014, the Issuer may not redeem the 2029 Notes. At any time on or after June 20, 2014, the 2029 Notes may be redeemed at the option of the Issuer, in whole or in part, upon notice as set forth in Section 3.02 hereof, in cash at a price (the “Redemption Price”) equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the Redemption Date; provided, that if the Redemption Date is after a Record Date and on or prior to the corresponding Interest Payment Date, the interest will be paid on the Redemption Date to the Holder of record on the Record Date.

SECTION 3.02. Notice of Optional Redemption. In case the Issuer shall desire to exercise the right to redeem all or, as the case may be, any part of the 2029 Notes pursuant to Section 3.01 hereof, it shall fix a Redemption Date and shall notify in writing the Trustee, the Paying Agent and each Holder of 2029 Notes to be redeemed as provided in this Section 3.02 and Section 11.2 of the Original Indenture (provided, however, that such notice shall be mailed not less than 25 scheduled Trading Days nor more than 40 scheduled Trading Days prior to the Redemption Date).

In addition to those matters set forth in Section 11.2 of the Original Indenture, a notice of redemption shall specify:

(a) the aggregate principal amount of 2029 Notes to be redeemed;

(b) the CUSIP number or numbers of the 2029 Notes being redeemed;

(c) that the Holder has a right to convert the 2029 Notes called for redemption;

(d) the effective Conversion Rate on the date of such notice;

(e) the time and date on which the right to convert such 2029 Notes or portions thereof will expire;

(f) whether the Issuer has elected to settle any Conversion Value in excess of $1,000 in cash by electing a Cash Amount in excess of $1,000 and, if so, the Cash Amount; and

(g) the date on which the Conversion Period begins.

If fewer than all of the 2029 Notes are to be redeemed, the notice of redemption shall identify the 2029 Notes to be redeemed (including CUSIP numbers, if any). In case any 2029 Notes are to be redeemed in part only, the unredeemed portion shall be in an authorized denomination and the notice of redemption shall state the portion of the principal amount thereof to be redeemed (in integral multiples of $1,000) and shall state that, on and after the Redemption Date, upon surrender of such 2029 Notes, a new 2029 Note or 2029 Notes in principal amount equal to the unredeemed portion thereof (in an authorized denomination) will be issued.

SECTION 3.03. Selection of 2029 Notes to be Redeemed. If any 2029 Notes selected for redemption are submitted for conversion in part after such selection, the portion of such 2029 Notes submitted for conversion shall be deemed (so far as may be possible) to be the portion to be selected for redemption. The 2029 Notes (or portions thereof) so selected for redemption shall be deemed duly selected for redemption for all purposes hereof, notwithstanding that any such 2029 Notes are submitted for conversion in part before the mailing of the notice of redemption.

Upon any redemption of less than all of the outstanding 2029 Notes, the Issuer will not be required to (i) issue, register the transfer of, or exchange any 2029 Notes during the period of 15 calendar days preceding the mailing of a notice of redemption or (ii) register the transfer of or exchange any 2029 Notes so selected for redemption, in whole or in part, except the unredeemed portion of any 2029 Notes being redeemed in part.

SECTION 3.04. Deposit of Redemption Price. On or prior to 11:00 a.m., New York City time, on the Redemption Date, the Issuer shall deposit with the Paying Agent (or, if the Issuer is acting as its own Paying Agent, shall set aside, segregate and hold in trust as provided in Section 3.4 of the Original Indenture) an amount of cash in immediately available funds sufficient to pay the aggregate Redemption Price, together with accrued and unpaid interest to, but not including, the Redemption Date, of all of the 2029 Notes (or portions thereof) to be redeemed on the Redemption Date (other than those theretofor surrendered for conversion into Common Stock or that prior thereto have been delivered by the Issuer to the Security Registrar for cancellation). The Trustee and Paying Agent shall, as promptly as practicable, return to the Issuer any money not required for that purpose because of conversion of the 2029 Notes in accordance with the provisions of Article X hereof. If such money is then held by the Issuer or a Subsidiary in trust and is not required for such purpose, it shall be discharged from such trust.

SECTION 3.05. Payment of 2029 Notes Called for Redemption. Once notice of redemption is mailed, the 2029 Notes or portion of 2029 Notes with respect to which such notice has been given shall, unless converted in accordance with Article X hereof, become due and payable on the Redemption Date and at the place or places stated in such notice of redemption at the Redemption Price, plus interest accrued and unpaid to, but not including, the Redemption Date, and, unless the Issuer shall default in the payment of such 2029 Notes at the Redemption Price, plus interest, if any, accrued and unpaid to, but not including, the Redemption Date, then, on the Redemption Date, such 2029 Notes will cease to be outstanding, interest will cease to accrue on such 2029 Notes and all other rights of the Holders of such 2029 Notes will terminate, other than the right to receive the Redemption Price, and previously accrued and unpaid interest thereon. On presentation and surrender of such 2029 Notes at a place of payment specified in the notice of redemption, such 2029 Notes shall be paid and redeemed by the Issuer at the Redemption Price, together with interest accrued and unpaid thereon to, but not including, the Redemption Date; provided that if the applicable Redemption Date is after a regular Record Date and on or prior to the corresponding Interest Payment Date, the interest payable shall be paid on such Interest Payment Date to the Holders of record of such 2029 Notes on the applicable regular Record Date instead of the Holders surrendering such 2029 Notes for redemption on such date.

If any 2029 Notes called for redemption shall not be so paid upon surrender thereof for redemption on the Redemption Date as provided in this Section 3.05, the Issuer shall pay interest (to the extent lawful) on the overdue Redemption Price at the annual rate borne by the 2029 Notes plus 1%, and such 2029 Notes shall remain convertible into Common Stock in accordance with Article X hereof until the Redemption Price and interest shall have been paid or duly provided for.

ARTICLE IV
REPURCHASE OF 2029 NOTES

SECTION 4.01. Repurchase at Option of Holders Upon Fundamental Change.

(a) If there shall occur a Fundamental Change at any time prior to Stated Maturity, then each Holder of 2029 Notes shall have the right, at such Holder’s option, to require the Issuer to repurchase all of such Holder’s 2029 Notes, or any portion thereof that is in a principal amount of $1,000 and any integral multiple of $1,000 in excess thereof (provided that the principal amount not to be repurchased is in an authorized denomination), for which such Holder has properly delivered and not withdrawn a Repurchase Notice on a date (the “Fundamental Change Repurchase Date”) specified by the Issuer that is not less than 20 Business Days nor more than 35 Business Days after the date of the Issuer Repurchase Notice related to such Fundamental Change at a cash repurchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the principal amount of the 2029 Notes being repurchased, plus accrued and unpaid interest to, but not including, the Fundamental Change Repurchase Date, subject to the satisfaction by the Holder of the requirements set forth in Section 4.01(c) hereof; provided that if such Fundamental Change Repurchase Date falls after a regular Record Date and on or prior to the corresponding Interest Payment Date, then the interest payable on such Interest Payment Date shall be paid on such Fundamental Change Repurchase Date to the Holders of record of the 2029 Notes on the applicable regular Record Date instead of the Holders surrendering the 2029 Notes for repurchase on such date.

(b) On or before the fifth calendar day after the occurrence of a Fundamental Change, the Issuer shall mail or cause to be mailed to all Holders of record of the 2029 Notes on the date of the Fundamental Change at their addresses shown in the Security Register (and to beneficial owners of the 2029 Notes to the extent required by applicable law) an Issuer Repurchase Notice as set forth in Section 4.03 hereof with respect to such Fundamental Change. The Issuer shall also deliver a copy of the Issuer Repurchase Notice to the Trustee and the Paying Agent at such time as it is mailed to Holders of 2029 Notes. Simultaneously with the mailing of such Issuer Repurchase Notice, the Issuer shall disseminate a press release containing the relevant information or make such information available on the Issuer’s website or through another public medium as the Issuer may use at such time.

No failure of the Issuer to give the foregoing notices and no defect therein shall limit the repurchase rights of Holders of 2029 Notes or affect the validity of the proceedings for the repurchase of the 2029 Notes pursuant to this Section 4.01.

(c) For 2029 Notes to be repurchased at the option of the Holder, the Holder must deliver to the Paying Agent, at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date, a written notice of the Holder’s exercise of its repurchase right (the “Repurchase Notice”). The Repurchase Notice must:

(i) comply with appropriate Depositary procedures (if the 2029 Notes are represented by a Global Note) or specify the certificate number of the 2029 Notes that the Holder will deliver to be repurchased (if the 2029 Notes are certificated);

(ii) state the portion of the principal amount of the 2029 Notes that the Holder will deliver to be repurchased, which portion must be in an integral multiple of $1,000; provided, that the principal amount of the portion not to be repurchased is in an authorized denomination; and

(iii) state that such 2029 Notes shall be repurchased by the Issuer pursuant to the applicable provisions of the 2029 Notes and the Indenture.

The Repurchase Notice must be accompanied by book-entry transfer of such 2029 Notes (if such 2029 Notes are represented by a Global Note) or such 2029 Notes duly endorsed for transfer (if the 2029 Notes are certificated). The delivery of such 2029 Notes to the Paying Agent with, or at any time after delivery of, the Repurchase Notice (together with all necessary endorsements) at the office of the Paying Agent shall be a condition to the receipt by the Holder of the Fundamental Change Repurchase Price therefor; provided, however, that such Fundamental Change Repurchase Price shall be so paid pursuant to this Section 4.01 only if the 2029 Notes so delivered to the Paying Agent shall conform in all respects to the description thereof in the Repurchase Notice. All questions as to the validity, eligibility (including time of receipt) and acceptance of any 2029 Notes for repurchase shall be determined by the Issuer, whose determination shall be final and binding absent manifest error. Any repurchase by the Issuer contemplated pursuant to the provisions of this Section 4.01 shall be consummated by the delivery of the consideration to be received by the Holder promptly following the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer or delivery of the 2029 Notes.

(d) The Issuer shall repurchase from the Holder thereof, pursuant to this Section 4.01, a portion of a 2029 Note, if the principal amount of such portion is in an integral multiple of $1,000; provided, that the principal amount of the portion not to be repurchased shall be in an authorized denomination. Provisions of this Twenty-Second Supplemental Indenture that apply to the repurchase of all of a 2029 Note also apply to the repurchase of such portion of such 2029 Note.

(e) The Paying Agent shall promptly notify the Issuer of the receipt by it of any Repurchase Notice or written notice of withdrawal thereof.

SECTION 4.02. Repurchase of 2029 Notes by the Issuer at the Option of Holders.(a) Each Holder of 2029 Notes shall have the right, at such Holder’s option, to require the Issuer to repurchase all of such Holder’s 2029 Notes, or any portion thereof that is a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof, on June 15, 2014, June 15, 2019 and June 15, 2024 (each, a “Repurchase Date”), at a cash repurchase price (the “Repurchase Price”) of 100% of the principal amount of the 2029 Notes being repurchased, plus accrued and unpaid interest to, but not including, the Repurchase Date; provided that the interest payable shall be paid on such Repurchase Date to the Holders of record of the 2029 Notes on the applicable regular Record Date instead of the Holders surrendering the 2029 Notes for repurchase on such date.

(b) On or before the 20th Business Day prior to each Repurchase Date, the Issuer shall mail or cause to be mailed to all Holders of record on such date at their addresses shown in the Security Register (and to beneficial owners as required by applicable law) an Issuer Repurchase Notice as set forth in Section 4.03 hereof. The Issuer shall also deliver a copy of the Issuer Repurchase Notice to the Trustee and the Paying Agent at such time as it is mailed to Holders of 2029 Notes. Simultaneously with the mailing of such Issuer Repurchase Notice, the Issuer shall make such information available on the Issuer’s website or through another public medium as the Issuer may use at such time.

No failure of the Issuer to give the foregoing notices and no defect therein shall limit the repurchase rights of Holders of 2029 Notes or affect the validity of the proceedings for the repurchase of the 2029 Notes pursuant to this Section 4.02.

(c) For 2029 Notes to be so repurchased at the option of the Holder, the Holder must deliver to the Paying Agent, at any time from 9:00 a.m., New York City time, on the date that is 20 Business Days prior to the applicable Repurchase Date to 5:00 p.m., New York City time, on the applicable Repurchase Date, a Repurchase Notice. The Repurchase Notice must:

(i) comply with appropriate Depositary procedures (if the 2029 Notes are represented by a Global Note) or specify the certificate number of the 2029 Notes that the Holder will deliver to be repurchased (if the 2029 Notes are certificated);

(ii) state the portion of the principal amount of the 2029 Notes that the Holder will deliver to be repurchased, which portion must be in an integral multiple of $1,000; provided, that the principal amount of the portion not to be repurchased is in an authorized denomination; and

(iii) state that such 2029 Notes shall be repurchased by the Issuer pursuant to the applicable provisions of the 2029 Notes and the Indenture.

The Repurchase Notice must be accompanied by book-entry transfer of such 2029 Notes (if such 2029 Notes are represented by a Global Note) or such 2029 Notes duly endorsed for transfer (if the 2029 Notes are certificated). The delivery of such 2029 Notes to the Paying Agent with, or at any time after delivery of, the Repurchase Notice (together with all necessary endorsements) at the office of the Paying Agent shall be a condition to the receipt by the Holder of the Repurchase Price therefor; provided, however, that such Repurchase Price shall be so paid pursuant to this Section 4.02 only if the 2029 Notes so delivered to the Paying Agent shall conform in all respects to the description thereof in the Repurchase Notice. All questions as to the validity, eligibility (including time of receipt) and acceptance of any 2029 Notes for repurchase shall be determined by the Issuer, whose determination shall be final and binding absent manifest error. Any repurchase by the Issuer contemplated pursuant to the provisions of this Section 4.02 shall be consummated by the delivery of the consideration to be received by the Holder promptly following the later of the Repurchase Date and the time of the book-entry transfer or delivery of the 2029 Notes.

(d) The Issuer shall repurchase from the Holder thereof, pursuant to this Section 4.02, a portion of a 2029 Note, if the principal amount of such portion is in an integral multiple of $1,000; provided, that the principal amount of the portion not to be repurchased shall be in an authorized denomination. Provisions of this Twenty-Second Supplemental Indenture that apply to the repurchase of all of a 2029 Note also apply to the repurchase of such portion of such 2029 Notes.

(e) The Paying Agent shall promptly notify the Issuer of the receipt by it of any Repurchase Notice or written notice of withdrawal thereof.

SECTION 4.03. Issuer Repurchase Notice. In connection with any repurchase of 2029 Notes, the Issuer shall, in the case of a Fundamental Change, on or before the fifth calendar day after the occurrence of such Fundamental Change or, in the case of any repurchase of 2029 Notes at the option of Holders pursuant to Section 4.02 hereof, no less than 20 Business Days prior to each Repurchase Date, give notice to Holders (with a copy to the Trustee and the Paying Agent) setting forth information specified in this Section 4.03 (in either case, the “Issuer Repurchase Notice”).

Each Issuer Repurchase Notice shall:

(1) state the Fundamental Change Repurchase Price or Repurchase Price, as applicable, and the Fundamental Change Repurchase Date or the Repurchase Date, as applicable, to which the Issuer Repurchase Notice relates;

(2) state, if applicable, the circumstances constituting the Fundamental Change;

(3) state that the Fundamental Change Repurchase Price or Repurchase Price, as applicable, will be paid in cash;

(4) state that Holders must exercise their right to elect repurchase prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date or Repurchase Date, as applicable;

(5) include a form of Repurchase Notice;

(6) state the name and address of the Paying Agent;

(7) state that 2029 Notes must be surrendered to the Paying Agent to collect the Fundamental Change Repurchase Price or Repurchase Price, as applicable;

(8) state that a Holder may withdraw its Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date or the Repurchase Date, as the case may be, by delivering a valid written notice of withdrawal in accordance with Section 4.04 hereof;

(9) state whether the 2029 Notes are then convertible, the then applicable Conversion Rate, and, in the case of the occurrence of a Fundamental Change, the expected changes in the cash, shares or other property deliverable upon conversion of the 2029 Notes as a result of the occurrence of the Fundamental Change and, if such Fundamental Change is also a Non-Stock Change of Control, the expected changes in the Conversion Rate resulting from such Non-Stock Change of Control, in each case as applicable, and the Cash Amount the Issuer has chosen to satisfy the related conversion obligation, if any;

(10) that 2029 Notes as to which a Repurchase Notice has been given may be converted only if the Repurchase Notice is withdrawn in accordance with the terms of this Twenty-Second Supplemental Indenture;

(11) state the amount of interest accrued and unpaid per $1,000 principal amount of 2029 Notes to, but excluding, the Fundamental Change Repurchase Date and Repurchase Date, as applicable; and

(12) state the CUSIP number of the 2029 Notes.

An Issuer Repurchase Notice may be given by the Issuer or, at the Issuer’s request, the Trustee shall give such Issuer Repurchase Notice in the Issuer’s name and at the Issuer’s expense; provided, that the text of the Issuer Repurchase Notice shall be prepared by the Issuer.

SECTION 4.04. Effect of Repurchase Notice; Withdrawal. Upon receipt by the Paying Agent of the Repurchase Notice specified in Section 4.01 hereof or Section 4.02 hereof, as applicable, the Holder of the 2029 Notes in respect of which such Repurchase Notice was given shall (unless such Repurchase Notice is validly withdrawn in accordance with the following paragraph) thereafter be entitled to receive solely the Fundamental Change Repurchase Price or Repurchase Price, as applicable, with respect to such 2029 Notes. Such Fundamental Change Repurchase Price or Repurchase Price, as applicable, shall be paid to such Holder, subject to receipt of sufficient funds by the Paying Agent from the Issuer and the 2029 Notes by the Paying Agent from the Holder, promptly following the later of (i) the Fundamental Change Repurchase Date or the Repurchase Date with respect to such 2029 Notes (provided the Holder has satisfied the conditions in Section 4.01 hereof or Section 4.02 hereof, as applicable) and (ii) the time of book-entry transfer or delivery of such 2029 Notes to the Paying Agent by the Holder thereof in the manner required by Section 4.01 hereof or Section 4.02 hereof, as applicable. The 2029 Notes in respect of which a Repurchase Notice has been given by the Holder thereof may not be converted pursuant to Article X hereof on or after the date of the delivery of such Repurchase Notice unless such Repurchase Notice has first been validly withdrawn.

A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date or the Repurchase Date, as the case may be. Such withdrawal notice must:

(a) comply with appropriate Depositary procedures (if the 2029 Notes in respect of which such notice of withdrawal is being submitted are represented by a Global Note) or specify the certificate number of the 2029 Notes in respect of which such notice of withdrawal is being submitted (if the 2029 Notes are certificated);

(b) state the principal amount of the 2029 Notes with respect to which such notice of withdrawal is being submitted; and

(c) state the principal amount, if any, of such 2029 Notes that remains subject to the original Repurchase Notice and that has been or will be delivered for repurchase by the Issuer.

If a Repurchase Notice is properly withdrawn, the Issuer shall not be obligated to repurchase the 2029 Notes listed in such Repurchase Notice.

SECTION 4.05. Deposit of Fundamental Change Repurchase Price or Repurchase Price. On or prior to 11:00 a.m., New York City time, on the Business Day immediately following the Fundamental Change Repurchase Date or the Repurchase Date, as applicable, the Issuer shall deposit with the Paying Agent (or, if the Issuer is acting as its own Paying Agent, shall set aside, segregate and hold in trust as provided in Section 3.4 of the Original Indenture) an amount of cash in immediately available funds sufficient to repurchase as of the Fundamental Change Repurchase Date or Repurchase Date, as applicable, all of the 2029 Notes (or portions thereof) tendered for repurchase at the aggregate Fundamental Change Repurchase Price or Repurchase Price, as applicable, together with accrued and unpaid interest to, but not including, the Fundamental Change Repurchase Date or Repurchase Date, as applicable. The Trustee and Paying Agent shall, as promptly as practicable, return to the Issuer any money not required for that purpose because of conversion of the 2029 Notes in accordance with the provisions of Article X hereof. If such money is then held by the Issuer or a Subsidiary in trust and is not required for such purpose, it shall be discharged from such trust.

SECTION 4.06. Payment of 2029 Notes Tendered for Repurchase. If on the Business Day immediately following the Fundamental Change Repurchase Date or the Repurchase Date, as applicable, the Paying Agent holds cash sufficient to pay the Fundamental Change Repurchase Price or Repurchase Price, as applicable, of the 2029 Notes that Holders have elected to require the Issuer to repurchase in accordance with Section 4.01 hereof or Section 4.02 hereof, as applicable, then, on the Fundamental Change Repurchase Date or the Repurchase Date, such 2029 Notes will cease to be outstanding, interest will cease to accrue on such 2029 Notes and all other rights of the Holders of such 2029 Notes will terminate, other than the right to receive the Fundamental Change Repurchase Price or Repurchase Price, as applicable, and previously accrued and unpaid interest upon delivery or book-entry transfer of the 2029 Notes. This will be the case whether or not book-entry transfer of the 2029 Notes has been made or the 2029 Notes have been delivered to the Paying Agent.

If any 2029 Notes that Holders have elected to require the Issuer to repurchase in accordance with Section 4.01 hereof or Section 4.02 hereof, as applicable, shall not be so paid on the Fundamental Change Repurchase Date or Repurchase Date, as applicable, the Issuer shall pay interest (to the extent lawful) on the overdue Fundamental Change Repurchase Price or Repurchase Price, as applicable, at the annual rate borne by the 2029 Notes plus 1%, and the 2029 Notes shall remain convertible into Common Stock in accordance with Article X hereof until the Fundamental Change Repurchase Price or Repurchase Price, as applicable, and interest shall have been paid or duly provided for.

SECTION 4.07. 2029 Notes Repurchased in Part. Upon presentation of any 2029 Notes repurchased only in part, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof at the expense of the Issuer, a new 2029 Note or 2029 Notes of any authorized denomination, in aggregate principal amount equal to the unrepurchased portion of the 2029 Notes presented.

SECTION 4.08. Covenant to Comply with Securities Laws Upon Repurchase of 2029 Notes. The Issuer will, to the extent applicable, comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the 2029 Notes, file the related Schedule TO or any other schedule required in connection with any offer by the Issuer to repurchase the 2029 Notes and comply with all other federal and state securities laws in connection with any offer by the Issuer to repurchase the 2029 Notes.

SECTION 4.09. No Payment During Events of Default. There shall be no purchase of any 2029 Notes pursuant to this Article IV if there has occurred and is continuing an Event of Default with respect to the 2029 Notes (other than an Event of Default that is cured by the payment of the Repurchase Price or Fundamental Change Repurchase Price of the 2029 Notes, as the case may be). If such an Event of Default has occurred and is continuing (other than an Event of Default that is cured by the payment of the Repurchase Price or Fundamental Change Repurchase Price of the 2029 Notes, as the case may be), the Paying Agent will promptly return to the respective Holders thereof any 2029 Notes held by it during the continuance of such Event of Default and, upon such return, the Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

ARTICLE V
ADDITIONAL COVENANTS OF THE ISSUER
WITH RESPECT TO THE 2029 NOTES

SECTION 5.01. Existence. So long as any of the 2029 Notes are outstanding, subject to Article Nine of the Original Indenture, the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

SECTION 5.02. Limitation on Certain Liens. So long as any of the 2029 Notes are outstanding, the Issuer shall not create, incur, assume or suffer to exist any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind, or any other type of arrangement intended or having the effect of conferring upon a creditor of the Issuer or any Subsidiary a preferential interest (a “Lien”) upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Consumers or Enterprises, without making effective provision whereby the 2029 Notes shall (so long as any such other creditor shall be so secured) be equally and ratably secured (along with any other creditor similarly entitled to be secured) by a direct Lien on all property subject to such Lien, provided, however, that the foregoing restrictions shall not apply to:

(i) Liens for taxes, assessments or governmental charges or levies to the extent not past due;

(ii) pledges or deposits to secure (A) obligations under workmen’s compensation laws or similar legislation, (B) statutory obligations of the Issuer or (C) Support Obligations;

(iii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue or which have been fully bonded and are being contested in good faith;

(iv) purchase money Liens upon or in property acquired and held by the Issuer in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover property not theretofore subject to the Lien being extended, renewed or replaced, and provided, further, that the aggregate principal amount of the Indebtedness at any one time outstanding secured by Liens permitted by this Section 5.02(iv) shall not exceed $10,000,000; and

(v) Liens not otherwise permitted by Section 5.02(i) through Section 5.02(iv) hereof securing Indebtedness of the Issuer; provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all of the secured Indebtedness of the Issuer at such date shall not exceed 10% of Consolidated Net Tangible Assets at such date.

SECTION 5.03. Reporting. For purposes of Section 4.3(a) of the Original Indenture solely with respect to the 2029 Notes (but not with respect to any other series of Securities), the Trustee agrees that documents filed by the Issuer with the Commission via the Commission’s EDGAR system (or any successor thereto) will constitute filing of the same with the Trustee as of the time such documents are so filed.

ARTICLE VI
CONSOLIDATION, MERGER AND TRANSFER OF PROPERTY

SECTION 6.01. Limitation on Consolidation, Merger and Transfer. Section 9.1 of the Original Indenture is hereby amended and restated solely with respect to the 2029 Notes (but not with respect to any other series of Securities) as follows, and all references in the Original Indenture to Section 9.1 thereof and to the provisions specified therein shall, with respect to the 2029 Notes, be deemed to be references to this Section 6.01 and to the provisions specified herein, respectively.

“Nothing contained in the Indenture or in any of the 2029 Notes shall prevent any consolidation or merger of the Issuer with or into any other Person or Persons (whether or not affiliated with the Issuer), or successive consolidations or mergers in which the Issuer or its successor or successors shall be a party or parties, or shall prevent any conveyance, transfer or lease of the property of the Issuer as an entirety or substantially as an entirety, to any other Person (whether or not affiliated with the Issuer); provided, however, that:

(a) in case the Issuer shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, the entity formed by such consolidation or into which the Issuer is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Issuer as an entirety or substantially as an entirety shall be a corporation or a limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by an indenture (or indentures, if at such time there is more than one Trustee) supplemental to the Indenture, executed by the successor Person and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any interest on the 2029 Notes and the performance of every obligation in the Indenture and the outstanding 2029 Notes on the part of the Issuer to be performed or observed and shall provide for conversion rights in accordance with the provisions of the 2029 Notes;

(b) the Issuer and the successor Person provide adequate assurance, to the extent that the successor Person is not the issuer of any part of the Reference Property, that the immediate resale of the Reference Property received upon conversion by Holders that are not Affiliates of the Issuer will not require registration under the Securities Act;

(c) immediately after giving effect to such transaction, no Event of Default or event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(d) either the Issuer or the successor Person shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the provisions of the Indenture and all conditions precedent therein relating to such transaction.”

SECTION 6.02. Successor Person Substituted for the Issuer. Section 9.2 of the Original Indenture is hereby amended and restated solely with respect to the 2029 Notes (but not with respect to any other series of Securities) as follows, and all references in the Original Indenture to Section 9.2 thereof and to the provisions specified therein shall, with respect to the 2029 Notes, be deemed to be references to this Section 6.02 and to the provisions specified herein, respectively.

“Upon any consolidation by the Issuer with or merger of the Issuer into any other Person or any conveyance, transfer or lease of the properties and assets of the Issuer substantially as an entirety to any Person in accordance with Section 6.01 hereof, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such successor Person had been named as the Issuer herein; and thereafter, the predecessor Person shall be released from all obligations and covenants under the Indenture and the 2029 Notes.

In case of any such consolidation, merger, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the 2029 Notes thereafter to be issued as may be appropriate.”

ARTICLE VII
ADDITIONAL EVENTS OF DEFAULT
WITH RESPECT TO THE 2029 NOTES

SECTION 7.01. Definition. All of the events specified in Section 5.1(a) through Section 5.1(h) of the Original Indenture shall be “Events of Default” with respect to the 2029 Notes.

SECTION 7.02. Amendments to Section 5.1 of the Original Indenture. Solely for the purpose of determining Events of Default with respect to the 2029 Notes (but not with respect to any other series of Securities), Section 5.1(e), Section 5.1(f) and Section 5.1(h) of the Original Indenture shall be amended such that each and every reference in Section 5.1(e) and Section 5.1(f) and the first two references in Section 5.1(h) of the Original Indenture to the Issuer shall be deemed to mean either the Issuer or Consumers.

SECTION 7.03. Additional Events of Default. Solely for the purpose of determining Events of Default with respect to the 2029 Notes (but not with respect to any other series of Securities), an Event of Default shall also include the following:

(i) failure to pay or deliver, as the case may be, cash and, if applicable, shares of Common Stock upon the Issuer’s obligation to convert the 2029 Notes in accordance with Article X hereof upon exercise of a Holder’s conversion right, and the continuance of such failure for five calendar days following the scheduled settlement date for such conversion; and

(ii) failure to provide notice of the anticipated effective date or actual effective date of a Fundamental Change on a timely basis in accordance with the provisions of Section 4.03 and Section 10.01(b) hereof.

SECTION 7.04. Failure to Comply with Reporting Covenant. Notwithstanding anything to the contrary in the Indenture, the sole remedy for an Event of Default relating to the Issuer’s failure to perform or observe the covenant in Section 4.3(a) of the Original Indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act solely with respect to the 2029 Notes (but not with respect to any other series of Securities) (such covenant and requirements, “Reporting Obligations”), will, at the option of the Issuer, for the first 365 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest (“Additional Interest”) on the 2029 Notes at an annual rate equal to 0.50% of the principal amount of the 2029 Notes. In order to elect to pay Additional Interest as the sole remedy during the first 365 days after the occurrence of an Event of Default described in the preceding sentence, the Issuer must give notice to Holders of the 2029 Notes, the Trustee and the Paying Agent of such election on or before the close of business on the fifth Business Day after the date on which such Event of Default occurs. Upon the failure to timely give all Holders, the Trustee and the Paying Agent such notice, the 2029 Notes will be subject to acceleration as provided in Section 5.1 of the Original Indenture.

Additional Interest will be payable in the same manner and on the same Interest Payment Dates as the stated interest payable on the 2029 Notes. Additional Interest will accrue on all outstanding 2029 Notes from and including the date on which an Event of Default relating to a failure by the Issuer to comply with the Reporting Obligations first occurs to, but not including, the 365th day thereafter (or such earlier date on which the Event of Default relating to the Reporting Obligations shall have been cured or waived). On such 365th day (or earlier, if an Event of Default relating to the Reporting Obligations is cured or waived prior to such 365th day), such Additional Interest will cease to accrue and the 2029 Notes will be subject to acceleration as provided in Section 5.1 of the Original Indenture if such Event of Default is continuing. A Holder’s right to receive Additional Interest for an Event of Default relating to the Reporting Obligations will not affect the rights of the Holders in the event of an occurrence of any other Event of Default.

SECTION 7.05. Additional Waivers of Past Defaults. In addition to those matters set forth in Section 5.10 of the Original Indenture, solely with respect to the 2029 Notes (but not with respect to any other series of Securities), approval of the Holders of each outstanding 2029 Note shall be required to:

(i) waive any default in any payment of the Redemption Price, Fundamental Change Repurchase Price or Repurchase Price with respect to any 2029 Note; and

(ii) waive any default that constitutes a failure to convert any 2029 Note in accordance with its terms and the terms of Article X hereof.

ARTICLE VIII
DISCHARGE OF INDENTURE

Section 10.1 of the Original Indenture is hereby amended and restated solely with respect to the 2029 Notes (but not with respect to any other series of Securities) as follows, and all references in the Original Indenture to Section 10.1 thereof and the satisfaction and discharge provisions therein, as the case may be, shall, with respect to the 2029 Notes, be deemed to be references to this Article VIII and the satisfaction and discharge provisions set forth in this Article VIII, respectively.

The 2029 Notes will not be subject to legal defeasance or covenant defeasance. When (i) the Issuer delivers to the Trustee all outstanding 2029 Notes (other than 2029 Notes replaced pursuant to Section 2.9 of the Original Indenture) for cancellation or (ii) all outstanding 2029 Notes have become due and payable, whether on the Stated Maturity, as a result of the mailing of a notice of redemption, upon a repurchase pursuant to Article IV hereof, following the last Trading Day of the applicable Conversion Period upon conversion or otherwise, and the Issuer irrevocably deposits with the Trustee money sufficient to pay on the Stated Maturity or upon redemption or repurchase all outstanding 2029 Notes, including interest thereon to Stated Maturity or such redemption or repurchase date (other than 2029 Notes replaced pursuant to Section 2.9 of the Original Indenture), and any cash and, as applicable, shares of Common Stock or other property, if any, due in respect of converted 2029 Notes, and if in each such case the Issuer pays all other sums payable hereunder by the Issuer, then this Twenty-Second Supplemental Indenture shall (except as to (A) rights hereunder of Holders of the 2029 Notes to receive all amounts owing upon the 2029 Notes and the other rights, duties and obligations of Holders of the 2029 Notes, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee, and (B) the rights, obligations and immunities of the Trustee hereunder) cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Twenty-Second Supplemental Indenture on demand of the Issuer accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Issuer.

ARTICLE IX
MODIFICATION AND WAIVER

SECTION 9.01. Without Consent of Holders. In addition to any permitted amendment or supplement to the Indenture pursuant to Section 8.1(a), Section 8.1(b), Section 8.1(c), Section 8.1(e) and Section 8.1(f) of the Original Indenture, the Issuer and the Trustee may amend or supplement the Indenture (to the extent applicable to the 2029 Notes) or the 2029 Notes without notice to or the consent of any Holder, to:

(a) provide for conversion rights of Holders of the 2029 Notes following a Reorganization Event to which the provisions of Section 10.07 hereof apply;

(b) increase the Conversion Rate;

(c) surrender any right or power conferred upon the Issuer;

(d) comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; and

(e) add guarantees of obligations under the 2029 Notes.

In addition, Section 8.1(d) of the Original Indenture is hereby amended and restated solely with respect to the 2029 Notes (but not with respect to any other series of Securities) as follows, and all references in the Original Indenture to Section 8.1(d) thereof shall, with respect to the 2029 Notes, be deemed to be references to the following provisions of this Section 9.01:

“(d)(1) cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the Indenture; provided that such modification or amendment does not adversely affect the interests of the Holders of the 2029 Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the Indenture and the form or terms of the 2029 Notes to the section entitled “Description of the Notes” as set forth in the final prospectus supplement related to the offering and sale of the 2029 Notes dated June 9, 2009 will not be deemed to adversely affect the interests of the Holders of the 2029 Notes;

(d)(2) make any provision with respect to matters or questions arising under the Indenture that the Issuer may deem necessary or desirable and that shall not be inconsistent with provisions of the Indenture; provided, that such change or modification does not, in the good faith opinion of the Board of Directors, adversely affect the interests of the Holders of the 2029 Notes in any material respect;”

SECTION 9.02. With Consent of Holders. In addition to those matters set forth in Section 8.2 of the Original Indenture, solely with respect to the 2029 Notes (but not with respect to any other series of Securities), no amendment or supplemental indenture to the Indenture shall, without the consent of the Holder of each 2029 Note affected thereby:

(a) reduce the Redemption Price, Fundamental Change Repurchase Price or Repurchase Price of the 2029 Notes;

(b) change the terms applicable to redemption of the 2029 Notes in a manner adverse to the Holder;

(c) change the Issuer’s obligation to repurchase any 2029 Note at the option of a Holder on the specified dates or upon a Fundamental Change in a manner adverse to the Holders;

(d) affect the right of a Holder to convert any 2029 Note into cash and, if applicable, shares of Common Stock or reduce the Conversion Rate or amount of any other property, including cash, receivable upon conversion of a 2029 Note pursuant to the terms of the Indenture except as permitted pursuant to this Twenty-Second Supplemental Indenture; or

(e) change the Issuer’s obligation to maintain an office or agency in New York, New York.

ARTICLE X
CONVERSION OF NOTES

SECTION 10.01. Right to Convert.

(a) Subject to the procedures for conversion set forth in this Article X, a Holder of any 2029 Notes not previously redeemed or repurchased shall have the right, at such Holder’s option, to convert all or a portion of such 2029 Notes at the Conversion Rate (as such Conversion Rate may be adjusted as provided in Section 10.05 hereof and Section 10.06 hereof) at any time on or prior to 5:00 p.m., New York City time, on the Business Day immediately preceding Stated Maturity only under the following circumstances and during the following periods:

(1) prior to June 30, 2027, on any date during any Fiscal Quarter beginning after September 30, 2009 (and only during such Fiscal Quarter), if the Closing Sale Price of a share of Common Stock was more than 130% of the then effective Conversion Price for at least 20 Trading Days during the period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding Fiscal Quarter;

(2) on or after June 30, 2027, at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding Stated Maturity;

(3) with respect to 2029 Notes called for redemption pursuant to Section 3.01 hereof, until 5:00 p.m., New York City time, on the Business Day prior to the applicable Redemption Date;

(4) if the Issuer distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than pursuant to a shareholders’ rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of Common Stock at a price less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the declaration date for such distribution, at any time after the Issuer has given the Distribution Notice in accordance with the provisions of Section 10.01(b) hereof with respect to such distribution until 5:00 p.m., New York City time, on the Business Day preceding the earlier to occur of the Ex-Date and any announcement by the Issuer that such distribution will not take place; provided, that a Holder may not convert its 2029 Notes if such Holder may otherwise participate in such distribution without converting its 2029 Notes as a result of holding the 2029 Notes;

(5) if the Issuer distributes, to all or substantially all holders of Common Stock, cash or other assets, debt securities or rights to purchase the Issuer’s securities (other than pursuant to a shareholders’ rights plan or a dividend or distribution on the Common Stock payable in shares of Common Stock), which distribution has a per share value as determined by the Board of Directors exceeding 10% of the Closing Sale Price of the Common Stock on the Trading Day preceding the declaration date for such distribution, at any time after the Issuer has given the Distribution Notice in accordance with the provisions of Section 10.01(b) hereof with respect to such distribution until 5:00 p.m., New York City time, on the Business Day preceding the earlier to occur of the Ex-Date and any announcement by the Issuer that such distribution will not take place; provided, that a Holder may not convert its 2029 Notes if such Holder may otherwise participate in such distribution without converting its 2029 Notes as a result of holding the 2029 Notes;

(6) if the Issuer is a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of its property and assets and those of its Subsidiaries taken as a whole that does not constitute a Fundamental Change, in each case pursuant to which the Common Stock would be converted into cash, securities and/or other property, at any time beginning 15 calendar days prior to the date announced by the Issuer as the anticipated effective date of the transaction and until and including the date that is 15 calendar days after the date that is the actual effective date of such transaction;

(7) if a Fundamental Change occurs, at any time beginning on the Business Day following the effective date of the Fundamental Change until 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date relating to such Fundamental Change; or

(8) during the five consecutive Business Day period immediately following any ten consecutive Trading Day period in which the Trading Price per $1,000 principal amount of the 2029 Notes, as determined following a request by a Holder of the 2029 Notes in accordance with the procedures described in Section 10.01(c) hereof, for each Trading Day of such ten consecutive Trading Day period was less than 95% of the product of the Closing Sale Price of the Common Stock on such day multiplied by the then-effective Conversion Rate.

(b) In the case of a distribution contemplated by Section 10.01(a)(4) and Section 10.01(a)(5) hereof, the Issuer shall notify Holders of 2029 Notes and the Trustee at least 25 Trading Days prior to the Ex-Date for such distribution (the “Distribution Notice”). In the case of a transaction specified in Section 10.01(a)(6) and Section 10.01(a)(7) hereof, the Issuer shall notify Holders of 2029 Notes and the Trustee at least 15 calendar days prior to the anticipated effective date of any transaction (it being understood and agreed that the public announcement by the Issuer of any such transaction or event within such time period shall satisfy in full the Issuer’s obligation to so notify Holders of the 2029 Notes).

(c) For purposes of the provisions of Section 10.01(a)(8) hereof, the Bid Solicitation Agent shall determine the Trading Price of the 2029 Notes. The Bid Solicitation Agent shall have no obligation to determine the Trading Price of the 2029 Notes unless the Issuer has requested such determination; and the Issuer shall have no obligation to make such request unless a Holder of the 2029 Notes makes a request for a determination and provides the Issuer with reasonable evidence that the Trading Price per $1,000 principal amount of 2029 Notes would be less than 95% of the product of the Closing Sale Price of the Common Stock and the then-effective Conversion Rate per $1,000 principal amount of 2029 Notes. At such time, the Issuer shall instruct the Bid Solicitation Agent to determine the Trading Price of the 2029 Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 principal amount of the 2029 Notes for any Trading Day is greater than or equal to 95% of the product of the Closing Sale Price of the Common Stock and the then-effective Conversion Rate. If the foregoing Trading Price condition has been met, the Issuer shall so notify Holders and the Trustee. If, on any Trading Day after such Trading Price condition has been met the Trading Price per $1,000 principal amount of the 2029 Notes is greater than or equal to 95% of the product of the Closing Sale Price of the Common Stock and the then-effective Conversion Rate, the Issuer shall so notify the Holders of the 2029 Notes and the Trustee.

(d) If a Holder has submitted any 2029 Notes for repurchase pursuant to Section 4.01 hereof or Section 4.02 hereof, such 2029 Notes may be converted only if the Holder submits a withdrawal notice in accordance with Section 4.04 hereof prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date or Repurchase Date, as applicable, and, if such 2029 Notes are evidenced by a Global Note, if the Holder complies with appropriate Depositary procedures.

(e) A Holder of 2029 Notes is not entitled to any rights of a holder of Common Stock until such Holder becomes the record holder of Common Stock in accordance with Section 10.03(c) hereof and then only to the extent of the shares of Common Stock that are delivered in accordance with Section 10.03 hereof.

(f) A Holder may convert a portion of the 2029 Notes in integral multiples of $1,000 (provided that the unconverted portion of any such 2029 Note is in an authorized denomination).

SECTION 10.02. Conversion Procedures; Issuance of Common Stock on Conversion; No Adjustment for Interest or Dividends. In order to exercise the conversion right with respect to any 2029 Notes in certificated form, a Holder must (A) complete and manually sign a written notice of conversion (a “Conversion Notice”) in the form set forth in the section entitled “Form of Conversion Notice” attached to the 2029 Note, as set forth in Section 2.06 hereof, or facsimile of such Conversion Notice; (B) deliver such Conversion Notice, which is irrevocable, and the 2029 Note to the Conversion Agent at the office maintained by the Conversion Agent for such purpose; (C) to the extent any shares of Common Stock issuable upon conversion are to be issued in a name other than the Holder’s, furnish endorsements and transfer documents as may be required by the Conversion Agent and, if required pursuant to Section 10.08 hereof, pay all transfer or similar taxes or duties; and (D) if required pursuant to Section 2.01(m) hereof, pay funds equal to interest payable on the next Interest Payment Date to which the Holder is not entitled.

In order to exercise the conversion right with respect to any interest in a Global Note, a Holder must (i) comply with the Depositary’s procedures for converting a beneficial interest in a Global Note, (ii) to the extent any shares of Common Stock issuable upon conversion are to be issued in a name other than the Holder’s, furnish endorsements and transfer documents as may be required by the Conversion Agent and, if required pursuant to Section 10.08 hereof, pay all transfer or similar taxes or duties, and (iii) if required pursuant to Section 2.01(m) hereof, pay funds equal to interest payable on the next Interest Payment Date to which the Holder is not entitled.

The date a Holder satisfies all of the foregoing requirements is the “Conversion Date” hereunder. The 2029 Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date.

If a Holder converts more than one 2029 Note at the same time, the cash and number of shares of Common Stock issuable upon the conversion, if any, shall be based on the total principal amount of the 2029 Notes converted. Upon surrender of a 2029 Note that is converted in part, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder, a new 2029 Note in an authorized denomination equal in principal amount to the unconverted portion of the 2029 Note surrendered.

Upon the conversion of any 2029 Notes, accrued and unpaid interest, if any, to the Conversion Date, with respect to the converted 2029 Notes is deemed to be paid in full rather than cancelled, extinguished or forfeited.

If the consideration paid by the Issuer to a Holder upon conversion of the 2029 Notes pursuant to this Article X is not sufficient to allow the Issuer to comply with the United States federal withholding tax obligations imposed by the Code, the Issuer may, to the extent required by applicable law, recoup or set-off such liability against any amounts owed to such Holder, including, but not limited to, the shares of Common Stock to be issued upon conversion to such beneficial owner or any actual cash dividends or distributions paid to holders of Common Stock with respect to such shares of Common Stock.

SECTION 10.03. Settlement Upon Conversion.(a) Upon any conversion of 2029 Notes, the Issuer will deliver to converting Holders in respect of each $1,000 principal amount of 2029 Notes being converted a “Conversion Settlement Amount” computed as follows:

(1) if the Issuer elects to satisfy the entire conversion obligation in cash, the Issuer will deliver to the Holder, for each $1,000 principal amount of the 2029 Notes converted, cash in an amount to the Conversion Value; or

(2) if the Issuer elects to satisfy the conversion obligation in a combination of cash and Common Stock, the Issuer will deliver to the Holder, for each $1,000 principal amount of the 2029 Notes converted:

(A) cash for each of the 20 Trading Days in the Conversion Period equal to 1/20th of the fixed dollar amount per $1,000 principal amount of the 2029 Notes subject to the conversion obligation to be satisfied in cash specified in the notice regarding the Issuer’s chosen method of settlement (the “Cash Amount”) or, if lower, the Daily Conversion Value for such Trading Day; provided, that the Cash Amount shall in no event be less than the principal amount of the 2029 Notes converted; and

(B) a number of shares of Common Stock for each of the 20 Trading Days in the Conversion Period equal to 1/20th of (i) the Conversion Rate then in effect minus (ii) the quotient of the Cash Amount divided by the VWAP of the Common Stock for that day (plus cash in lieu of fractional shares, if applicable, as set forth in Section 10.04 hereof); provided, that in no event shall the number of shares calculated pursuant to this Section 10.03(a)(2)(B) be less than zero on any Trading Day during the Conversion Period.

(b) The Issuer shall notify the Holders of the Cash Amount the Issuer has elected if the Issuer elects a Cash Amount that is more than $1,000 per $1,000 in principal amount of the 2029 Notes:

(1) if the Issuer has called the 2029 Notes for redemption in accordance with Article III hereof, in the Issuer’s notice of redemption;

(2) if a Fundamental Change has occurred, in the Issuer Repurchase Notice with respect to such Fundamental Change;

(3) in respect of the 2029 Notes to be converted during the period beginning 25 scheduled Trading Days preceding Stated Maturity and ending one Business Day preceding Stated Maturity, at least 26 Trading Days preceding Stated Maturity; and

(4) in all other cases, prior to the first day of the Conversion Period;

provided, that, if the Issuer does not provide such notice in a timely manner as described above, the Issuer shall be deemed to have elected $1,000 per $1,000 in principal amount of the 2029 Notes as the Cash Amount.

(c) The Issuer shall deliver the Conversion Settlement Amount on the third Business Day following the final Trading Day of the applicable Conversion Period. The person in whose name the certificate representing any shares of Common Stock is registered shall be treated as a stockholder of record on and after the last Trading Day of the applicable Conversion Period.

SECTION 10.04. Cash Payments in Lieu of Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of 2029 Notes. If any fractional share of stock would be issuable upon the conversion of any 2029 Note or 2029 Notes, the Issuer shall instead deliver cash with respect to the fractional share calculated by multiplying the Closing Sale Price on the Common Stock on the last Trading Day of the applicable Conversion Period by the fractional amount and rounding the product to the nearest cent.

SECTION 10.05. Adjustment to Conversion Rate Upon a Non-Stock Change of Control.(a) Prior to June 20, 2014, if and only to the extent a Holder elects to convert its 2029 Notes “in connection with” a Non-Stock Change of Control, the Conversion Rate applicable to such converted 2029 Notes shall be increased by a number of additional shares of Common Stock (the “Additional Shares”) as set forth below. Any conversion by a Holder will be deemed to have occurred in connection with such Non-Stock Change of Control only if the Conversion Notice is received by the Conversion Agent during the period from the Business Day following the date on which the Non-Stock Change of Control becomes effective (the “Effective Date”) to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date relating to such Non-Stock Change of Control.

(b) The number of Additional Shares shall be determined by reference to the table below, based on the Effective Date and the price (the “Stock Price”) paid per share for the Common Stock in such Non-Stock Change of Control. If holders of Common Stock receive only cash in the Non-Stock Change of Control, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Closing Sale Prices of the Common Stock on the five Trading Days prior to, but not including, the Effective Date of such Non-Stock Change of Control.

The number of Additional Shares set forth in the table below shall be adjusted in the same manner as and as of any date on which the Conversion Rate is adjusted pursuant to this Article X. The Stock Prices set forth in the first row of the table below (i.e., the column headers) shall be adjusted, as of any date on which the Conversion Rate is adjusted, to equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which shall be the Conversion Rate immediately prior to the adjustment and the denominator of which shall be the Conversion Rate as so adjusted.

The following table sets forth the Stock Price and number of Additional Shares by which the Conversion Rate shall be increased:

	Stock Price
Effective Date	$11.57	$12.00	$13.00	$14.00	$15.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$32.50
June 15, 2009	17.2861	17.2861	14.6473	11.8430	9.6393	5.8739	3.6593	2.3078	1.4549	0.9030	0.5400	0.3004
June 15, 2010	17.2861	16.7046	13.1860	10.4638	8.3586	4.8542	2.8847	1.7329	1.0369	0.6045	0.3315	0.1589
June 15, 2011	17.2861	15.6072	12.0337	9.3069	7.2421	3.9309	2.1863	1.2310	0.6877	0.3681	0.1767	0.0616
June 15, 2012	17.2861	14.8399	11.0381	8.1941	6.1063	2.9595	1.4776	0.7551	0.3832	0.1811	0.0664	0.0000
June 15, 2013	17.2861	14.1890	9.7821	6.6457	4.4781	1.6540	0.6550	0.2877	0.1305	0.0490	0.0001	0.0000
June 20, 2014	17.2861	14.1890	7.7788	2.2843	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If the Stock Price and Effective Date are not set forth on the table above and the Stock Price is between two Stock Prices set forth in such table or the Effective Date is between two Effective Dates set forth in the table, the number of Additional Shares shall be determined by straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts and the two Effective Dates, as applicable, based on a 360-day year. If the Stock Price is:

(i) in excess of $32.50 per share (subject to adjustment), no Additional Shares shall be added to the Conversion Rate; or

(ii) less than $11.57 per share (subject to adjustment), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate as adjusted exceed 86.4304 per $1,000 principal amount of the 2029 Notes, subject to adjustment in the same manner as the Conversion Rate as set forth in this Article X.

Additional Shares deliverable as described in this Section 10.05, or cash in lieu thereof, shall be delivered on the settlement date applicable to the relevant conversion.

SECTION 10.06. Conversion Rate Adjustments.(a) The Conversion Rate shall be adjusted from time to time by the Issuer for the following events:

(1) If the Issuer shall issue shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Issuer effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0	x	OS1

OS0

where,

CR1 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

CR0 = the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or share combination, as the case may be; and

OS0 = the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Date for such dividend or distribution or the effective date of such share split or share combination.

Such adjustment shall become effective immediately prior to the open of business on the Ex-Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 10.06(a)(1) is declared but not so paid or made, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(2) If the Issuer shall distribute to all or substantially all holders of the Common Stock any rights or warrants (other than rights pursuant to a shareholders’ rights plan) entitling them to purchase, for a period of not more than 45 calendar days from the issuance date for such distribution, to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the declaration date of such distribution, the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0	x	OS0 + X

OS0 + Y

where,

CR1 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;

CR0 = the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Date for such distribution;

OS0 = the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Date for such distribution;

X = the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution.

Such adjustment shall become effective immediately prior to the open of business on the Ex-Date for such distribution. In the event that such rights or warrants are not so distributed, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if the Ex-Date for such distribution had not occurred. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration if other than cash to be determined by the Board of Directors.

(3) If the Issuer distributes shares of the Capital Stock, evidences of the Issuer’s indebtedness or other assets or property to all or substantially all holders of the Common Stock, excluding

(i)	dividends or distributions as to which adjustment is required to be effected in Section 10.06(a)(1) or Section 10.06(a)(2) hereof,

(ii)	dividends or distributions paid exclusively in cash, and

(iii)	Spin-Offs described below in the second paragraph of this Section 10.06(a)(3),

then the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0	x	SP0

SP0 — FMV

where,

CR1 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;

CR0 = the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Date for such distribution;

SP0 = the average of the Closing Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV = the Fair Market Value (as determined by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock as of the open of business on the Ex-Date for such distribution.

Such adjustment shall become effective immediately prior to the open of business on the Ex-Date for such distribution. In the event that such distribution is not made, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if the Ex-Date for such distribution had not occurred.

With respect to an adjustment pursuant to this Section 10.06(a)(3) where there has been a payment of a dividend or other distribution on the Common Stock in shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Issuer that are or, when issued, will be listed on a national or regional securities exchange (a “Spin-Off”), then the Conversion Rate shall instead be adjusted based on the following formula:

CR1	=	CR0	x	FMV0 + MP0

MP0

where,

CR1 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for the Spin-Off;

CR0 = the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Date for the Spin-Off;

FMV0 = the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the first ten consecutive Trading Day period immediately following, and including, the third Trading Day after the Ex-Date for the Spin-Off (such period, the “Valuation Period”); and

MP0 = the average of the Closing Sale Prices of the Common Stock over Valuation Period.

Such adjustment shall become effective immediately after the open of business on the day after the last day of the Valuation Period, but shall be given effect as of the open of business on the Ex-Date for the Spin-Off. Because the Issuer shall make such adjustment to the Conversion Rate at the end of the Valuation Period with retroactive effect, the Issuer shall delay the settlement of any 2029 Notes where the final day of the related Conversion Period occurs during the Valuation Period. In such event, the Issuer shall pay the Cash Amount and deliver shares of Common Stock, if any, and any cash in lieu of fractional shares thereof (based on such adjusted Conversion Rate) on the third Business Day immediately following the last day of the Valuation Period. In the event that such dividend or distribution is not so made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such distribution had not been declared.

(4) If the Issuer pays any dividends or distributions exclusively in cash to all or substantially all holders of Common Stock (other than dividends or distributions made in connection with the Issuer’s liquidation, dissolution or winding-up or upon a merger, consolidation or sale, lease, transfer, conveyance or other disposition resulting in a change in the conversion consideration as provided in Section 10.07 hereof) in any calendar quarter in an amount that exceeds the Dividend Threshold Amount, the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0	x	SP0

SP0 — C

where,

CR1 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

CR0 = the Conversion Rate in effect at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Ex-Date for such dividend or distribution;

SP0 = the average of the Closing Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C = the amount in cash per share the Issuer distributes to holders of Common Stock in excess of the Dividend Threshold Amount.

Such adjustment shall become effective immediately prior to the open of business on the Ex-Date for such dividend or distribution. In the event that such distribution is not so made, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. The “Dividend Threshold Amount” shall initially equal $0.125 per share; provided, that if an adjustment is required to be made as set forth in this Section 10.06(a)(4) as a result of a distribution that is not a regular quarterly dividend, the Dividend Threshold Amount shall be deemed to be zero. The Dividend Threshold Amount shall be adjusted in a manner inversely proportional to adjustments to the Conversion Rate whenever the Conversion Rate is adjusted, other than on account of an adjustment to the Conversion Rate pursuant to this Section 10.06(a)(4).

(5) If the Issuer or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Closing Sale Price of Common Stock on the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1)

SP1 x OS0

where,

CR1 = the Conversion Rate in effect immediately prior to the open of business on the Trading Day next succeeding the Expiration Date;

CR0 = the Conversion Rate in effect at 5:00 p.m., New York City time, on the Expiration Date;

AC = the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares purchased in such tender offer or exchange offer;

SP1 = the average of the Closing Sale Prices of Common Stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date (the “Averaging Period”);

OS1 = the number of shares of Common Stock outstanding immediately after the close of business on the Expiration Date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer); and

OS0 = the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer).

An adjustment, if any, to the Conversion Rate pursuant to this Section 10.06(a)(5) shall become effective immediately prior to the open of business on the day following the last day of the Averaging Period, but shall be given effect as of the open of business on the Trading Day next succeeding the Expiration Date. Because the Issuer shall make such adjustment to the Conversion Rate at the end of the Averaging Period with retroactive effect, the Issuer shall delay the settlement of any 2029 Notes where the final day of the related Conversion Period occurs during the Averaging Period. In such event, the Issuer shall pay the Cash Amount and deliver shares of Common Stock, if any, and any cash in lieu of fractional shares thereof (based on such adjusted Conversion Rate) on the third Business Day immediately following the last day of the Averaging Period. In the event that the Issuer or a Subsidiary is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Issuer or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Section 10.06(a)(5) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 10.06(a)(5).

(b) Except with respect to a Spin-Off, in cases where:

(i) the Fair Market Value of assets, debt securities or certain rights, warrants or options to purchase the Issuer’s securities, applicable to one share of Common Stock, distributed to stockholders equals or exceeds the average Closing Sale Price of Common Stock over the ten consecutive Trading Day period ending on the record date for such distribution, or

(ii) such average Closing Sale Price exceeds the Fair Market Value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the Conversion Rate, the Holder of a 2029 Note will be entitled to receive upon conversion, in addition to the cash or a combination of cash and shares of Common Stock, if any, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution, if any, that such Holder would have received if such Holder held a number of shares of Common Stock equal to the principal amount of the 2029 Notes held, divided by the Conversion Price in effect immediately prior to the record date for determining the stockholders entitled to receive the distribution.

(c) To the extent permitted by applicable law, the Issuer may from time to time increase the Conversion Rate by any amount for any period of at least 20 Business Days; the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Issuer, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Issuer shall mail to Holders of record of the 2029 Notes a notice of the increase, which notice will be given at least 15 calendar days prior to the effectiveness of any such increase, and such notice shall state the increased Conversion Rate and the period during which it will be in effect. The Issuer shall also deliver a copy of such notice to the Trustee at such time as it is mailed to Holders of 2029 Notes.

(d) The Issuer may make such increases in the Conversion Rate, in addition to those required by Section 10.06(a)(1) through Section 10.06(a)(5) hereof, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

(e) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such Conversion Rate; provided that any adjustments that by reason of this Section 10.06(e) are not required to be made shall be carried forward and the Issuer shall make such carry forward adjustments, regardless of whether the aggregate adjustment is less than 1%, upon conversion of the 2029 Notes.

All calculations under this Article X shall be made by the Issuer and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment need be made for any issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing other than to the extent provided in Section 10.06(a) hereof and Section 10.11 hereof. Interest will not accrue on any cash into which the 2029 Notes are convertible.

(f) Whenever the Conversion Rate is adjusted as herein provided, the Issuer shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has actual knowledge is still in effect. Promptly after delivery of such certificate, the Issuer shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall promptly mail such notice of such adjustment of the Conversion Rate to the Holder of each 2029 Note at such Holder’s last address appearing on the Security Register. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(g) In any case in which this Section 10.06 provides that an adjustment shall become effective immediately after (i) an Ex-Date for a dividend or distribution described in Section 10.06(a)(1), Section 10.06(a)(3) or Section 10.06(a)(4) hereof, (ii) the effective date for a share split or share combination of the Common Stock described in Section 10.06(a)(1) hereof, (iii) an Ex-Date for the determination of stockholders entitled to receive rights or warrants pursuant to Section 10.06(a)(2) hereof, or (iv) the Expiration Date for any tender offer or exchange offer pursuant to Section 10.06(a)(5) hereof (each a “Determination Date”), the Issuer may elect to defer until the occurrence of the applicable Adjustment Event (x) issuing to the Holder of any 2029 Notes converted after such Determination Date and before the occurrence of such Adjustment Event, the additional cash and, if applicable, shares of Common Stock, if any, or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Common Stock, if any, issuable upon such conversion before giving effect to such adjustment and (y) paying to such Holder any amount in cash in lieu of any fractional share pursuant to Section 10.04 hereof. For purposes of this Section 10.06(g), the term “Adjustment Event” shall mean:

(1) in any case referred to in clause (i) above, the date any such dividend or distribution is paid or made,

(2) in any case referred to in clause (ii) above, the occurrence of such event,

(3) in any case referred to in clause (iii) above, the date of expiration of such rights or warrants, and

(4) in any case referred to in clause (iv) above, the date a sale or exchange of Common Stock pursuant to such tender offer or exchange offer is consummated and becomes irrevocable.

(h) Notwithstanding the foregoing provisions of this Section 10.06, no adjustment to the Conversion Rate shall be made under this Section 10.06 if the Holders of the 2029 Notes will participate in the transaction that would otherwise give rise to adjustment pursuant to this Section 10.06, without conversion of such Holder’s 2029 Notes, as if such Holders held in respect of each $1,000 principal amount of 2029 Notes a number of shares of Common Stock equal to the then-existing Conversion Rate. In addition, no adjustment to the Conversion Rate need be made:

(1) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(2) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or employee stock purchase plan of or assumed by the Issuer or any of the Issuer’s Subsidiaries; or

(3) for a change in the par value of the Common Stock.

(i) For purposes of this Section 10.06, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Issuer but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Issuer shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Issuer.

(j) Whenever any provision of this Article X requires a calculation of a sum or an average of the VWAPs or the Closing Sale Prices over a span of multiple days, the Issuer will make appropriate adjustments (determined by the Board of Directors) to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Date of the event occurs, at any time during the period from which the sum or average is to be calculated, as are necessary or appropriate to effect the intent of this Section 10.06 and the other provisions of this Article X and to avoid unjust or inequitable results, as determined in good faith by the Board of Directors. Any adjustment made pursuant to this Section 10.06(j) shall apply in lieu of the adjustment or other term that would otherwise be applicable.

(k) If the Conversion Rate of the 2029 Notes is adjusted pursuant to this Twenty-Second Supplemental Indenture, to the extent such adjustment results in a constructive distribution to beneficial owners of 2029 Notes under Section 305 of the Code, the Issuer may, to the extent required by law, recoup or set-off any United States federal withholding tax liability against any payments (whether in cash or Common Stock) made with respect to the 2029 Notes (or any Common Stock received upon conversion thereof) to such beneficial owners.

SECTION 10.07. Effect of Reclassification, Consolidation, Merger or Sale. If any of the following events occur:

(a) any reclassification or change of the outstanding Common Stock (other than a change in par value or as a result of a share split or share combination to which Section 10.06(a)(1) hereof applies), or

(b) any binding share exchange involving the Issuer, or any consolidation or merger of the Issuer with or into another Person or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the Issuer’s assets and those of its Subsidiaries taken as a whole to any other Person or Persons, and, in either case, the holders of Common Stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such Common Stock (any such event or transaction, a “Reorganization Event”), in each case, the Issuer or the successor Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with Article Eight of the Original Indenture and the Trust Indenture Act as in force at the date of execution of such supplemental indenture, if such supplemental indenture is then required to so comply) providing that such 2029 Notes shall, without the consent of any Holders of 2029 Notes, become convertible based on the kind and amount of consideration that holders of the Common Stock received in such Reorganization Event (the “Reference Property”) in lieu of Common Stock. If the Reorganization Event causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property into which the 2029 Notes will be convertible will be deemed to be the kind and amount of consideration elected to be received by the holders of a majority of the Common Stock who voted for such an election (if electing between two types of consideration) or the holders of a plurality of the Common Stock who voted for such an election (if electing between more than two types of consideration), as the case may be. In all cases, the provisions under Section 10.03 hereof shall continue to apply with respect to the calculation of the Conversion Settlement Amount, with the Daily Conversion Value and the VWAP based on units of the Reference Property each consisting of the Reference Property that holders of the Common Stock received in such Reorganization Event in respect of each share of Common Stock; provided, however, that, if the holders of Common Stock receive only cash in a Reorganization Event, the Conversion Settlement Amount shall equal the Conversion Rate in effect on the Conversion Date multiplied by the price paid per share of Common Stock in such Reorganization Event, and settlement shall occur on the third Trading Day following the Conversion Date. The Issuer hereby agrees not to become a party to any such transaction unless its terms are consistent with the foregoing in all material respects. Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article X.

The Issuer shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at the address of such Holder as it appears on the Security Register of the 2029 Notes maintained by the Security Registrar, within 20 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

The above provisions of this Section 10.07 shall similarly apply to successive reclassifications, changes, share exchanges, consolidations, mergers, sales, leases, transfers, conveyances or other dispositions.

If this Section 10.07 applies to any event or occurrence, Section 10.06 hereof shall not apply.

SECTION 10.08. Taxes on Shares Issued. The issue of stock certificates on conversions of 2029 Notes shall be made without charge to the converting Holder of 2029 Notes for any documentary, stamp or similar issue or transfer tax in respect of the issue thereof. The Issuer shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder of any 2029 Notes converted, and the Issuer shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Issuer the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid.

SECTION 10.09. Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock.(a) The Issuer shall, prior to the issuance of any 2029 Notes hereunder, and from time to time as may be necessary, reserve out of its authorized but unissued Common Stock or shares of Common Stock held in treasury, a sufficient number of shares of Common Stock, free of preemptive rights, to permit the conversion of the 2029 Notes.

(b) All shares of Common Stock delivered upon conversion of the 2029 Notes shall be newly issued shares or shares held in treasury, shall be duly and validly issued and fully paid and non-assessable by the Issuer and shall be free from preemptive rights and free from all taxes, liens and charges with respect to the issue thereof.

(c) The Issuer shall endeavor promptly to comply with all federal and state securities laws regulating the issuance and delivery of shares of Common Stock upon the conversion of 2029 Notes, if any, and shall cause to have listed or quoted and shall keep listed or quoted all such shares of Common Stock on each U.S. national securities exchange or automatic quotation system or over-the-counter or other domestic market on which the Common Stock is then listed or quoted.

SECTION 10.10. Notice to Holders Prior to Certain Actions. Except where notice is required pursuant to Section 10.01(a) hereof in case:

(a) the Issuer shall declare a dividend (or any other distribution) on the Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 10.06 hereof;

(b) the Issuer shall authorize the granting to the holders of all or substantially all of the Common Stock or rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants that would require an adjustment in the Conversion Rate pursuant to Section 10.06 hereof;

(c) of any reclassification or change of the Common Stock (other than a share split or share combination of the outstanding Common Stock, or a change in par value), or of any share exchange, consolidation or merger to which the Issuer is a party and for which approval of any stockholders of the Issuer is required, or of the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuer; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Issuer;

the Issuer shall cause to be filed with the Trustee and to be mailed to each Holder of 2029 Notes at its address appearing on the Security Register, as promptly as possible but in any event at least 15 calendar days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, change, share exchange, consolidation, merger, sale, lease, transfer, conveyance, other disposition, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, change, share exchange, consolidation, merger, sale, lease, transfer, conveyance, other disposition, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, change, share exchange, consolidation, merger, sale, lease, transfer, conveyance, other disposition, dissolution, liquidation or winding up.

10.11. Shareholders’ Rights Plans. If the rights provided for in any future shareholders’ rights plan adopted by the Issuer have not separated from the shares of Common Stock in accordance with the provisions of the applicable shareholders’ rights agreement, upon conversion of 2029 Notes, the converting Holder will receive, in addition to shares of Common Stock, if any, the rights under the applicable shareholders’ rights agreement. If such rights have separated from the Common Stock, the Conversion Rate will be adjusted as provided in Section 10.06(a)(3) hereof at the time of separation as if the Issuer distributed to all holders of the Common Stock shares of the Issuer’s Capital Stock, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.

10.12. Responsibility of Trustee. The Trustee and any Conversion Agent shall not at any time be under any duty or responsibility to either calculate the Conversion Rate or determine whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same and shall be protected in relying upon an Officers’ Certificate with respect to the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any 2029 Notes and the Trustee and any other Conversion Agent make no representations with respect thereto. Subject to the provisions of Article Six of the Original Indenture, neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Issuer to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any 2029 Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Issuer contained in this Section 10.12. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 10.07 hereof relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their 2029 Notes after any event referred to in such Section 10.07 or to any adjustment to be made with respect thereto, but, subject to the provisions of Article Six of the Original Indenture, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Issuer shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

SECTION 10.13. Responsibility for Calculations. The Issuer shall be responsible for making all calculations called for under the 2029 Notes. These calculations include, but are not limited to, determinations of any Closing Sale Price of the Common Stock, any Conversion Settlement Amount and the Conversion Rate of the 2029 Notes. The Issuer shall make all of these calculations in good faith and, absent manifest error, the Issuer’s calculations shall be final and binding on Holders of 2029 Notes. The Issuer shall provide a schedule of its calculations to each of the Trustee and any Conversion Agent, and each of the Trustee and any Conversion Agent is entitled to rely conclusively upon the accuracy of the Issuer’s calculations without independent verification. The Trustee will forward the Issuer’s calculations to any Holder of 2029 Notes upon the written request of that Holder at the sole cost and expense of the Issuer.

ARTICLE XI
GLOBAL NOTES

The 2029 Notes will be issued initially in the form of one or more Global Notes. “Global Note” means a registered 2029 Note evidencing one or more 2029 Notes issued to a depositary (the “Depositary”) or its nominee, in accordance with this Article XI and bearing the legend prescribed in this Article XI. The Issuer shall execute and the Trustee shall, in accordance with this Article XI and the Issuer Order with respect to the 2029 Notes, authenticate and deliver one or more Global Notes in temporary or permanent form that (i) shall represent and shall be denominated in an aggregate amount equal to the aggregate principal amount of the 2029 Notes to be represented by such Global Note or Global Notes, (ii) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary, (iii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions and (iv) shall bear a legend substantially to the following effect: “Unless this Global Note is presented by an authorized representative of the Depositary to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of a nominee of the Depositary or in such other name as is requested by an authorized representative of the Depositary (and any payment is made to such nominee of the Depositary or to such other entity as is requested by an authorized representative of the Depositary), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof has an interest herein.”

Notwithstanding Section 2.8 of the Original Indenture, unless and until it is exchanged in whole or in part for 2029 Notes in definitive form, a Global Note representing one or more 2029 Notes may not be transferred except as a whole by the Depositary, to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for 2029 Notes or a nominee of such successor Depositary.

If at any time the Depositary for the 2029 Notes is unwilling or unable to continue as Depositary for the 2029 Notes, defaults in the performance of its duties as Depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, the Issuer shall appoint a successor Depositary with respect to the 2029 Notes. If a successor Depositary for the 2029 Notes is not appointed by the Issuer by the earlier of (x) 90 days from the date the Issuer receives notice to the effect that the Depositary is unwilling or unable to act, or the Issuer determines that the Depositary is unable to act, or (y) the effectiveness of the Depositary’s resignation or failure to fulfill its duties as Depositary, the Issuer will execute, and the Trustee, upon receipt of an Issuer Order for the authentication and delivery of definitive 2029 Notes, will authenticate and deliver 2029 Notes in definitive form in an aggregate principal amount equal to the principal amount of the Global Note or Global Notes representing such 2029 Notes in exchange for such Global Note or Global Notes.

If the Issuer so specifies with respect to any 2029 Notes, an owner of a beneficial interest in a Global Note representing the 2029 Notes may, on terms acceptable to the Issuer and the Depositary for the Global Note, receive individual 2029 Notes in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of 2029 Notes represented by the Global Note equal in principal amount to the beneficial interest, and to have the 2029 Notes registered in its name. 2029 Notes so issued in definitive form will be issued as registered 2029 Notes in denominations of $2,000 and in $1,000 integral multiples, unless otherwise specified by the Issuer.

Upon the exchange of a Global Note for 2029 Notes in definitive form, such Global Note shall be cancelled by the Trustee. 2029 Notes in definitive form issued in exchange for a Global Note pursuant to this Article XI shall be registered in such names and in such authorized denominations as the Depositary for such Global Note, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee or Security Registrar. The Trustee shall deliver such 2029 Notes to the Persons in whose names such 2029 Notes are so registered.

ARTICLE XII
SUPPLEMENTAL INDENTURES

This Twenty-Second Supplemental Indenture is a supplement to the Original Indenture. As supplemented by this Twenty-Second Supplemental Indenture, the Original Indenture is in all respects ratified, approved and confirmed, and the Original Indenture and this Twenty-Second Supplemental Indenture shall together constitute one and the same instrument.

ARTICLE XIII
INAPPLICABLE PROVISIONS OF THE ORIGINAL INDENTURE

The provisions concerning conversion rights and related matters set forth in this Twenty-Second Supplemental Indenture shall, with respect to the 2029 Notes, supersede in their entirety the provisions of Article Thirteen of the Original Indenture (other than Section 13.18 thereof, which shall remain applicable to the 2029 Notes), and all references in the Original Indenture to Article Thirteen thereof (other than Section 13.18 thereof, which shall remain applicable to the 2029 Notes) and the provisions concerning conversion therein shall, with respect to the 2029 Notes, be deemed to be references to the conversion rights and related matters specified in this Twenty-Second Supplemental Indenture.

The 2029 Notes shall not constitute Subordinated Securities and the provisions of Article Twelve of the Original Indenture shall not apply to the Notes.

TESTIMONIUM

This Twenty-Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Second Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.

CMS ENERGY CORPORATION

By: /s/ Laura L. Mountcastle
Laura L. Mountcastle
Vice President and Treasurer

Attest: /s/ Shelley J. Ruckman

THE BANK OF NEW YORK MELLON,

as Trustee

/s/ Laurence J. O’Brien
Laurence J. O’Brien, Vice President

Attest: /s/ Christopher Greene
Christopher Greene
Vice President